Exhibit 10.11

AGREEMENT AND PLAN OF MERGER

by and among

SYNERON MEDICAL LTD.,

REVIVE HOLDING SUB INC.,

and

PRIMAEVA MEDICAL, INC.,

and,

WITH RESPECT TO ARTICLES VIII AND X ONLY,

FRAZIER HEALTHCARE V, LP

AS SECURITYHOLDER REPRESENTATIVE

and

U.S. BANK NATIONAL ASSOCIATION

AS ESCROW AGENT AND PAYING AGENT

Dated as of October 14, 2009

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATIONS		2
1.1	Certain Definitions	2
1.2	Certain Interpretations	10
ARTICLE II THE MERGER		11
2.1	The Merger	11
2.2	The Closing	11
2.3	The Effective Time	11
2.4	Effect of the Merger	11
2.5	Constituent Documents of the Surviving Company	11
2.6	Directors and Officers	12
2.7	Effect on Capital Stock	12
2.8	Exchange of Certificates	16
2.9	No Further Ownership Rights in Primaeva Capital Stock	18
2.10	Lost, Stolen or Destroyed Certificates	18
2.11	Appraisal Rights	18
2.12	Securityholder Representative Reserve	19
2.13	Further Action	20
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PRIMAEVA		20
3.1	Organization and Qualification	20
3.2	Subsidiaries	21
3.3	Capitalization	21
3.4	Authority; Requisite Primaeva Stockholder Approval	23
3.5	Required Filings and Consents	23
3.6	Primaeva Financial Statements	24
3.7	Financial Reporting	24
3.8	No Undisclosed Liabilities	24
3.9	Absence of Certain Changes or Events	24
3.10	Compliance with Laws; Permits	25
3.11	Legal Proceedings; Orders	25
3.12	Material Contracts	25

i

3.13	Employee Benefit Matters	27
3.14	Labor Matters	29
3.15	Properties	31
3.16	Tax Matters	31
3.17	Environmental Matters	33
3.18	Intellectual Property Matters	33
3.19	Product Liability Claims	36
3.20	Compliance With Health Care Laws	36
3.21	Regulatory Compliance	37
3.22	Insurance	39
3.23	Brokers, Finders and Financial Advisors	39
3.24	Customers and Distributors	39
3.25	Suppliers	39
3.26	Products	39
3.27	Solvency	39
3.28	Takeover Statutes	40
3.29	Disclosure	40
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SYNERON AND MERGER SUB		40
4.1	Organization and Qualification	40
4.2	Authority	40
4.3	Required Filings and Consents	41
4.4	Merger Sub	41
4.5	Financing	41
ARTICLE V CONDUCT OF BUSINESS		41
5.1	Affirmative Obligations	41
5.2	Negative Obligations	42
ARTICLE VI ADDITIONAL AGREEMENTS		44
6.1	No Solicitation	44
6.2	Board Recommendation	45
6.3	Primaeva Stockholder Approval	46
6.4	Efforts to Complete Merger; Regulatory Filings	47
6.5	Access; Notice and Consultation; Confidentiality	48

6.6	Public Announcements	49
6.7	Primaeva Stock Options and Warrants	49
6.8	Takeover Statutes	49
6.9	Stockholder Arrangements	49
6.10	Spreadsheet	50
6.11	FIRPTA Certificate	50
6.12	Primaeva Expenses	50
6.13	Indemnification; Insurance	50
6.14	Operation of the Surviving Company	51
ARTICLE VII CONDITIONS TO THE MERGER		51
7.1	Conditions to Obligation of Each Party to Effect the Merger	51
7.2	Additional Conditions to Obligations of Syneron and Merger Sub.	51
7.3	Additional Conditions to Obligation of Primaeva	53
ARTICLE VIII INDEMNIFICATION; SECURITYHOLDER REPRESENTATIVE		54
8.1	Survival of Representations, Warranties and Covenants	54
8.2	Indemnification	54
8.3	Limitations on Indemnification	54
8.4	Escrow	56
8.5	Securityholder Representative	60
ARTICLE IX TERMINATION		61
9.1	Termination	61
9.2	Effect of Termination	62
ARTICLE X GENERAL PROVISIONS		62
10.1	Notices	62
10.2	Amendment	64
10.3	Extension; Waiver	64
10.4	Severability	64
10.5	Entire Agreement	64
10.6	Assignment	64
10.7	Failure or Indulgence Not Waiver; Remedies Cumulative	65
10.8	Governing Law	65
10.9	Consent to Jurisdiction	65
10.10	Waiver of Jury Trial	65
10.11	Specific Performance	65
10.12	Counterparts	65

SCHEDULES

Schedule 2.7(a) – Allocations and Payments

Section 3.1 – Organization and Qualification

Section 3.3 – Capitalization

Section 3.5 – Required Filings and Consents

Section 3.9 – Absence of Certain Changes or Events

Section 3.11 – Legal Proceedings: Orders

Section 3.12(b) – Material Contracts

Section 3.13 – Employee Benefit Matters

Section 3.14 – Labor Matters

Section 3.15 – Properties

Section 3.16 – Tax Matters

Section 3.18 – Intellectual Property Matters

Section 3.21 – FDA Compliance

Section 3.22 – Insurance

Section 3.25 – Suppliers

Section 3.26 – Products

Schedule 6.10 – Spreadsheet

Section 6.13(b) – Indemnification Agreements

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 14, 2009 by and among Syneron Medical Ltd., an Israeli corporation (“Syneron”), Revive Holding Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Syneron (“Merger Sub”), Primaeva Medical, Inc., a Delaware corporation (“Primaeva”), and, with respect to Articles VIII and X only, Frazier Healthcare V, LP, as the Securityholder Representative, and U.S. Bank National Association, a national banking association, as Escrow Agent and Paying Agent.

W I T N E S S E T H:

        WHEREAS, each of the respective Boards of Directors of Syneron, Merger Sub and Primaeva have approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of their stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, at the Effective Time, Merger Sub will be merged with and into Primaeva (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Primaeva will continue as the surviving corporation of the Merger and as an indirect wholly owned subsidiary of Syneron and each share of Primaeva Capital Stock outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Syneron, Merger Sub and Primaeva hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

    1.1        Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the other party hereto) relating to any Acquisition Transaction.

    (b)        “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement or expressly permitted by Section 5.2) involving: (i) a merger or consolidation of Primaeva in which its shareholders do not retain a majority of the voting power in the surviving corporation, (ii) a sale of all or substantially all Primaeva’s shares or assets, (iii) declaration or payment by Primaeva of a dividend in excess of fifty percent (50%) of the value of the assets of Primaeva; or (iv) transfer or grant by Primaeva of a worldwide, perpetual exclusive license over all or substantially all of the Primaeva Intellectual Property Rights.

    (c)        “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Baird Contingent Payment” shall mean an amount equal to $350,000, which shall be paid to Robert W. Baird & Co. from the Milestone I Payments.

    (e)        “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such State is authorized or required by Legal Requirements or other governmental action to close.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

    (g)        “Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding agreement, commitment, obligation, arrangement or understanding, whether oral or in writing.

    (h)        “Core Technology” shall mean: a main power supply, with a control unit that serves as an interface to control RF energy, or an applicator with a compatible disposable probe-tissue interface, so long as the main power supply, control unit, and/or applicator with compatible disposable probe-tissue interface were either developed directly by Primaeva prior to the Closing Date (MiratoneTM) or derived from a main power, control unit, or an applicator with a compatible disposable probe-tissue interface developed by Primaeva prior to the Closing Date.  Alternatively, “Core Technology” shall also mean any product that is covered entirely or partially by one or more allowed or issued claims of any Primaeva Patent.

(i) “Delaware Law” shall mean the General Corporation Law of the State of Delaware (the “DGCL”) and any other applicable Legal Requirements of the State of Delaware.

(j) “Employee” shall mean all Persons employed by Primaeva or its Subsidiaries on a full or part-time basis, whether on active status or on leaves of absence.

    (k)        “Employee Benefit Plan” means any “employee pension benefit plan” covered under Section 3(2) of ERISA, any “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post retirement compensation or post employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Primaeva or any Subsidiary of Primaeva or with respect to which Primaeva has or may have any Liability.

    (l)        “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, and all other similar domestic or foreign Legal Requirements, all as amended at any time.

(m) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

    (n)        “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Primaeva, or a Subsidiary of Primaeva, as applicable.

    (o)        “Escrow Amount Share” means, for each Primaeva Stockholder and Plan Participant, such Primaeva Stockholder’s or Plan Participant’s share of the Indemnification Escrow Amount as set forth opposite such Primaeva Stockholder’s or Plan Participant’s name in the applicable column in Schedule 2.7(a).

(p) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

    (q)        “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

    (r)        “Gross Revenue” shall mean (i) gross revenues from products sold by the Surviving Company that are developed by Primaeva before the Closing Date or derived from such products; (ii) gross revenues from any products sold by the Surviving Company that utilize exclusively the Core Technology (iii) gross revenues from “Integrated Products Platform” sold by the Surviving Company, where, gross revenue shall be calculated as “(A/n) + B + C”, where A is the selling revenues paid by the customer for the Integrated Products Platform, n is the number of applicators useable with the Integrated Products Platform, B is the selling price of an applicator, and C is the selling price of a compatible disposable, where, B & C enable the use of Core Technology with the Integrated Products Platform provided that the Gross Revenues attributed from any sale of an Integrated Product Platform shall not be higher than the average price of the Primaeva stand-alone unit price, in which case only the average stand-alone unit price shall be added to the Gross Revenues.

    (s)        “Hazardous Material” shall mean any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, but excluding office and janitorial supplies.

(t) “Initial Payment” shall mean an amount equal to $7,000,000 U.S. dollars.

    (u)        “Initial Payment Share” means, for each Primaeva Stockholder and Plan Participant, such Primaeva Stockholder’s or Plan Participant’s share of the Initial Payment as set forth opposite such Primaeva Stockholder’s or Plan Participant’s name in the applicable column in Schedule 2.7(a).

(v) “Integrated Products Platform” shall mean a product which includes the Core Technology, as well as other “Non-Core Technologies”.

    (w)        “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates and divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) domain names and Internet addresses (vi) other proprietary rights relating or with respect to the protection of Technology, and (vii) and any moral rights, rights of attribution or rights to integrity of works.

(x) “Indemnification Escrow Amount” shall mean an amount of cash equal to $700,000.

(y) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

    (z)        “Knowledge,” “to the Knowledge of” or “Known” shall mean with respect to Primaeva, to the extent of matters which are actually known by Bankim Mehta or Dany Berube or should reasonably and customarily be expected to be known by such individuals in the ordinary course of the discharge of their responsibilities or duties on behalf of or with respect to Primaeva.

(aa) “Legal Proceeding” shall mean any action, claim, suit or litigation by or before any Governmental Authority.

    (bb)        “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

    (cc)        “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

    (dd)        “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

    (ee)        “Milestone I Payment” shall mean for each Primaeva Stockholder and Plan Participant, such Primaeva Stockholder’s or Plan Participant’s Milestone I Payment as set forth opposite such Primaeva Stockholder’s or Plan Participant’s name in the applicable column in Schedule 2.7(a).

    (ff)        “Milestone II Payment” shall mean for each Primaeva Stockholder and Plan Participant, such Primaeva Stockholder’s or Plan Participant’s Milestone II Payment as set forth opposite such Primaeva Stockholder’s or Plan Participant’s name in the applicable column in Schedule 2.7(a).

    (gg)        “Milestone III Payment” shall mean for each Primaeva Stockholder and Plan Participant, such Primaeva Stockholder’s or Plan Participant’s Milestone III Payment as set forth opposite such Primaeva Stockholder’s or Plan Participant’s name in the applicable column in Schedule 2.7(a).

(hh) “Milestone Payments” shall mean the Milestone I Payment, the Milestone II Payment and the Milestone III Payment.

    (ii)        “Net Revenues” means Gross Revenues actually received by the Surviving Company (provided that for each applicable product, products provided for free or at a discount greater than 40% of the applicable list price shall not exceed, (a) 10% of the products sold during the first year after the launch of such product, (b) 8% of the products sold during the second year after the launch of such product and (c) 6% of the products sold during the third year after the launch of such product), less any taxes, export fees or duties or similar charges, and shipping, handling or insurance costs. Net Revenues shall be calculated in accordance with GAAP.

(jj) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    (kk)       “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

    (ll)        “Permitted Liens” means (i) Liens reflected on the Primaeva Financial Statements, (ii) Liens for current taxes not yet due and payable (or being contested in good faith by appropriate proceedings and for which adequate reserves have been made), (iii) restrictions on transfer generally arising under federal and state securities laws, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, (v) statutory or common law Liens to secure obligations to landlords, or lessors under leases, or (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirement.

    (mm)     “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(nn) “Plan Participant” shall mean each Participant as defined in the Bonus Plan.

(oo) “Primaeva Board” shall mean the Board of Directors of Primaeva.

(pp) “Primaeva Bylaws” shall mean the Bylaws of Primaeva, as amended and in effect on the date hereof and as of the Closing Date.

(qq) “Primaeva Capital Stock” shall mean Primaeva Common Stock and Primaeva Preferred Stock.

(rr) “Primaeva Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of Primaeva, as amended and in effect on the date hereof and as of the Closing Date.

(ss) “Primaeva Common Stock” shall mean the Common Stock, par value $0.0001 per share, of Primaeva.

    (tt)       “Primaeva Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Primaeva or any of its ERISA Affiliates or to which Primaeva or any of its ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

    (uu)      “Primaeva Expenses” means (i) all fees, expenses and costs incurred on behalf of Primaeva in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby and thereby (including legal, broker and other professional advisor fees, if any) that remain unpaid immediately prior to Closing, (ii) any bonus, incentive, retention, compensation, non-competition or severance payments to be paid at or prior to the Effective Time to any director, officer or employee of Primaeva in connection with the transactions contemplated hereby (including the amount of any retention bonuses or severance costs pursuant to agreements entered into by Primaeva prior to the Closing which are triggered by the transactions contemplated hereby) and any payroll taxes incurred by Primaeva in connection therewith, and (iii) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by Primaeva in connection with the transactions contemplated by this Agreement; provided, however, “Primaeva Expenses” shall not include the Baird Contingent Payment.

    (vv)      “Primaeva Expenses Share” means, for each Primaeva Stockholder, such Primaeva Stockholder’s share of the Primaeva Expenses as set forth opposite such Primaeva Stockholder’s name in the applicable column in Schedule 2.7(a).

(ww) “Primaeva Intellectual Property Rights” shall mean Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to Primaeva.

    (xx)      “Primaeva Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Primaeva Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition, or results of operations of Primaeva, excluding, alone or in combination, any adverse effect resulting from or arising out of (A) the announcement of the execution of this Agreement or the pendency of the Merger, (B) general economic conditions to the extent that such conditions do not disproportionately affect Primaeva, as compared to other companies participating in the same industry as Primaeva, (C) general conditions in the industry in which Primaeva operates to the extent that such conditions do not disproportionately affect Primaeva, as compared to other companies participating in the same industry as Primaeva, (D) any changes (after the date hereof) in GAAP or Legal Requirement applicable to Primaeva, and (E) any action or failure to act required to be taken by Primaeva pursuant to the terms of this Agreement.

(yy) “Primaeva Optionholder” shall mean any holder of Primaeva Stock Options as of immediately prior to the Effective Time.

(zz) “Primaeva Plan” shall mean the Primaeva 2006 Equity Incentive Plan.

(aaa) “Primaeva Preferred Stock” shall mean the Primaeva Series A Preferred Stock, the Primaeva Series B Preferred Stock and the Primaeva Series C Preferred Stock.

    (bbb)        “Primaeva Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, sold or licensed by or on behalf of Primaeva.

    (ccc)        “Primaeva Restricted Shares” shall mean any shares of Primaeva Capital Stock that are unvested or are subject to termination or a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Merger and the other transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with Primaeva.

(ddd) “Primaeva Series A Preferred Stock” shall mean shares of Primaeva’s Series A Preferred Stock, par value $0.0001 per share.

(eee) “Primaeva Series B Preferred Stock” shall mean shares of the Primaeva’s Series B Preferred Stock, par value $0.0001 per share.

(fff) “Primaeva Series C Preferred Stock” shall mean shares of Primaeva’s Series C Preferred Stock, par value $0.0001 per share.

    (ggg)      “Primaeva Stock Options” shall mean all outstanding options to purchase shares of Primaeva Capital Stock issued pursuant to the Primaeva Plan and listed in Section 3.3(d) of the Primaeva Disclosure Schedule.

(hhh) “Primaeva Stockholders” shall mean holders of shares of Primaeva Capital Stock.

(iii) “Primaeva Warrants” shall mean any and all warrants to purchase shares of Primaeva Series B Preferred Stock.

(jjj) “Primaeva Warrantholder” shall mean any holder of Primaeva Warrants as of immediately prior to the Effective Time.

    (kkk)       “Registered Intellectual Property” means any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for any of the foregoing (as applicable).

    (lll)          “Securityholder Representative Reserve” shall mean $150,000, intended to defray the costs and expenses of the Securityholder Representative in connection with its obligations under this Agreement.

    (mmm)     “Securityholder Representative Reserve Share” means, for each Primaeva Stockholder and Plan Participant, such Primaeva Stockholder’s or Plan Participant’s share of the Securityholder Representative Reserve set forth opposite such Primaeva Stockholder’s or Plan Participant’s name in the applicable column in Schedule 2.7(a).

(nnn) “Spreadsheet” shall have the meaning ascribed to such term in Section 6.10.

    (ooo)        “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

    (ppp)        “Superior Proposal” shall mean any bona fide written Acquisition Proposal received subsequent to the date hereof (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of Primaeva shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by Syneron) that (A) the acquiring party is reasonably capable of timely consummating the proposed Acquisition Transaction on the terms proposed and without unreasonable delay and (B) the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the Primaeva stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (or any counter offer or proposal made by the other party hereto).

    (qqq)        “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and including any liability under applicable law for taxes of a predecessor or transferor.

    (rrr)        “Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with a Governmental Authority with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

    (sss)        “Technology” shall mean any or all of the following tangible items and any and all instantiations of the following in any form and embodied in any media: (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) tools, methods and processes, and (vii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools.

    (ttt)        “Total As-Converted Outstanding Common Shares” means the total number of shares of Primaeva Common Stock outstanding immediately prior to the Effective Time plus the total number of shares of Primaeva Common Stock issuable upon the conversion or exercise of any securities convertible into or exercisable for Primaeva Common Stock outstanding immediately prior to the Effective Time (whether or not then exercisable or subject to vesting), including Primaeva Stock Options outstanding immediately prior to the Effective Time, shares of Primaeva Preferred Stock outstanding immediately prior to the Effective Time and shares of Primaeva Common Stock issuable upon conversion of the shares of Primaeva Preferred Stock issuable pursuant to the Primaeva Warrants outstanding immediately prior to the Effective Time.

(uuu) “Total Consideration” shall mean the Initial Actual Cash Payments, plus the Indemnification Escrow Amount, plus the Securityholder Representative Reserve, plus the Milestone Payments.

(vvv) “Syneron Board” shall mean the Board of Directors of Syneron.

(www) “Syneron Articles of Association” shall mean the Syneron Articles of Association, as amended and in effect on the date hereof and as of the Closing Date.

    (xxx)        “Triggering Event” shall be deemed to have occurred with respect to a party hereto if, prior to the Effective Time, any of the following shall have occurred: (A) the Primaeva Board or any committee thereof shall have made a Primaeva Board Recommendation Change; (B) the Primaeva Board or any committee thereof shall have for any reason approved, or recommended that the Primaeva stockholders approve any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal) with respect to such party; or (C) Primaeva shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.1(b)) with respect to any Acquisition Proposal (whether or not a Superior Proposal).

    1.2        Certain Interpretations.

    (a)        Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

    (c)        The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

    (d)        When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

    (e)        The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

    2.1        The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Primaeva, the separate corporate existence of Merger Sub shall thereupon cease and Primaeva shall continue as the surviving entity of the Merger. Primaeva, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Company.”

    2.2        The Closing. The closing of the Merger (the “Closing”) shall take place at such location, date and time to be agreed upon by Syneron and Primaeva, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other date and time as Syneron and Primaeva shall mutually agree upon in writing. The date upon which the Closing actually occurs pursuant hereto is referred to herein as the “Closing Date.”

    2.3        The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Syneron and Primaeva shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Syneron and Primaeva and specified in the Certificate of Merger is referred to herein as the “Effective Time.”

    2.4        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Primaeva and Merger Sub shall vest in Primaeva as the Surviving Company, and all debts, liabilities and duties of Primaeva and Merger Sub shall become the debts, liabilities and duties of Primaeva as the Surviving Company.

    2.5        Constituent Documents of the Surviving Company

    (a)        Certificate of Incorporation of the Surviving Company. Unless otherwise determined by Syneron prior to the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of this corporation is Primaeva Corporation.”

    2.6        Directors and Officers. At the Effective Time, the directors and officers of the Surviving Company shall be the directors and officers of Merger Sub immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified.

    2.7        Effect on Capital Stock.

    (a)        Capital Stock of Constituent Companies. Upon the terms and subject to the conditions set forth in this Agreement, including the deposit of the Indemnification Escrow Amount with the Escrow Agent pursuant to Section 2.8(b)(ii) and the deposit of the Securityholder Representative Reserve with the Securityholder Representative pursuant to Section 2.12 at the Effective Time, by virtue of the Merger and without any action on the part of Syneron, Merger Sub, Primaeva, or the holders of any of the following securities, the following shall occur:

    (i)        Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a share of common stock of the Surviving Company.

(ii) Primaeva Capital Stock.

    (1)        Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Primaeva or any Primaeva Stockholder, each share of Primaeva Preferred Stock and Primaeva Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Primaeva Preferred Stock or Primaeva Common Stock in the manner set forth in Section 2.8, (i) such Primaeva Stockholder’s Initial Payment Share minus (A) such Primaeva Stockholder’s Primaeva Expenses Share minus (B) such Primaeva Stockholder’s Escrow Amount Share minus (C) such Primaeva Stockholder’s Securityholder Representative Reserve Share (the “Stockholder Initial Actual Cash Payment”), in accordance with the allocations and payments listed on Schedule 2.7(a) hereto as updated by the Spreadsheet, (ii) such Primaeva Stockholder’s Milestone Payments, if any, pursuant to Section 2.7(a)(iii) below, (iii) the right to receive his, her or its pro rata portion of the Indemnity Escrow Fund, if any, released from the Escrow Fund when and if released pursuant to this Agreement, and (iv) the right to receive his, her or its pro rata portion of the Securityholder Representative Reserve, in any, when and if released pursuant to this Agreement.

    (2)        Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger, each Plan Participant shall have the right to receive such Plan Participant’s Initial Payment Share minus (A) such Plan Participant’s Escrow Amount Share minus (B) such Plan Participant’s Securityholder Representative Reserve Share (the “Plan Participant Initial Actual Cash Payment” and together with the “Stockholder Initial Actual Cash Payment,” the “Initial Actual Cash Payment”), in accordance with the allocations and payments listed on Schedule 2.7(a) hereto as updated by the Spreadsheet, (ii) such Plan Participant’s Milestone Payments, if any, pursuant to Section 2.7(a)(iii) below, (iii) the right to receive his, her or its pro rata portion of the Indemnity Escrow Fund, if any, released from the Escrow Fund when and if released pursuant to this Agreement, and (iv) the right to receive his, her or its pro rata portion of the Securityholder Representative Reserve, if any, when and if released pursuant to this Agreement.

(iii) Milestone Payments.

    (1)        Upon the Surviving Company reaching the following Milestones, provided that such Milestone is reached on or before December 31, 2012, each Primaeva Stockholder and each Plan Participant shall have the right to receive Milestone Payments as follows:

    (A)        Upon the Surviving Company reaching total aggregate Net Revenues of ten (10) million U.S. dollars ($10,000,000) (“Milestone I”), an amount in cash equal to such Primaeva Stockholder’s or Plan Participant’s Milestone I Payment, as applicable, in accordance with the allocations and payments listed on Schedule 2.7(a) hereto as updated by the Spreadsheet. For avoidance of doubt, the total Milestone I Payments to all Primaeva Stockholders and Plan Participants (plus the Baird Contingent Payment to be made pursuant to Section 6.15) shall equal $3,000,000 U.S. dollars.

    (B)        Upon the Surviving Company reaching total aggregate Net Revenues of thirty (30) million U.S. dollars ($30,000,000) (“Milestone II”), an amount in cash equal to such Primaeva Stockholder’s or Plan Participant’s Milestone II Payment, as applicable, in accordance with the allocations and payments listed on Schedule 2.7(a) hereto as updated by the Spreadsheet. For avoidance of doubt, the total Milestone II Payments to all Primaeva Stockholders and Plan Participants shall equal $10,000,000 U.S. dollars.

    (C)        Upon the Surviving Company reaching total aggregate Net Revenues of sixty (60) million U.S. dollars ($60,000,000) (“Milestone III” and, together with Milestone II and Milestone II, the “Milestones”), an amount in cash equal to such Primaeva Stockholder’s or Plan Participant’s Milestone III Payment, as applicable, in accordance with the allocations and payments listed on Schedule 2.7(a) hereto as updated by the Spreadsheet. For avoidance of doubt, the total Milestone III Payments to all Primaeva Stockholders and Plan Participants shall equal $10,000,000 U.S. dollars.

    (2)        As promptly as practical following the end of each of the calendar years 2010, 2011 and 2012, but not later than ninety (90) days following the end of such calendar years, Syneron shall prepare and deliver to the Securityholder Representative schedules calculating in reasonable detail the Milestone Payment and Net Revenues as of the end of such calendar year (collectively, the “Milestone Payment Calculation Documents”). Syneron shall provide the Securityholder Representative or its representative, provided the Securityholder Representative or its representative, as applicable, will sign a non-disclosure agreement reasonably acceptable to Syneron, reasonable access during normal business hours to Syneron’s books and records and working papers relevant to determining the Net Revenues and the Milestone Payment for the purpose of permitting the Securityholder Representative to review the calculation of Milestone Payment and Net Revenue set forth on the Milestone Payment Calculation Documents. Syneron shall maintain its books and records in such a manner so as to permit the Securityholder Representative or its representative to calculate, or reconstruct Syneron’s calculation of, Milestone Payment and Net Revenue.

    (3)        Unless within the 35-day period following Syneron’s delivery of the Milestone Payment Calculation Documents the Securityholder Representative has delivered a written notice to Syneron (the “Milestone Payment Notice”) disagreeing with the computation of the Milestone Payment set forth in the Milestone Payment Calculation Documents, and setting forth, in reasonable detail, the principal basis for the dispute of such calculation (each calculation of a component of Milestone Payment so disputed, an “Item of Dispute”), the Milestone Payment Calculation Documents shall be conclusive and binding upon the parties. If the Securityholder Representative delivers a Milestone Payment Notice to Syneron within such 35-day period, then Syneron and the Securityholder Representative shall use reasonable, good-faith efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Milestone Payment Calculation Documents shall be modified as necessary to reflect such resolution. If any Item of Dispute remains unresolved after 45 days from Syneron’s receipt of the Dispute Notice, Syneron and the Securityholder Representative shall retain a neutral nationally recognized certified public accounting firm, jointly selected by the Securityholder Representative and Syneron (the “Accounting Firm”) to resolve such remaining Items of Dispute. Syneron and the Securityholder Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute (and as to no other matter) within 45 days of its retention, and Syneron and the Securityholder Representative shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.7 and shall be conclusive and binding upon the parties, absent manifest error. In performing its calculations, the Accounting Firm shall be limited to addressing any unresolved Items of Dispute referred to in the Milestone Payment Notice. The Milestone Payment Calculation Documents shall be modified as necessary to reflect such determination. The fees, costs and expenses of the Accounting Firm shall be paid by (i) the Securityholder Representative in the proportion that the aggregate dollar amount of the Items of Dispute so submitted that are unsuccessfully disputed by the Securityholder Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all Items of Dispute so submitted (as finally determined by the Accounting Firm) and (ii) Syneron in the proportion that the aggregate dollar amount of the Items of Dispute so submitted that are successfully disputed by the Securityholder Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all Items of Dispute so submitted (as finally determined by the Accounting Firm).

    (4)        Within 15 days after the Milestone Payment Calculation Documents and the Milestone Payment have been finally determined in accordance with this Section 2.7, Syneron shall deliver the Milestone Payment to each Primaeva Stockholder in accordance with Section 2.7(a)(iii).

    (5)        Notwithstanding the foregoing, in the event of the occurrence of any Acceleration Event, Syneron shall promptly pay one-half of the Adjusted Excess Payment (as defined below) (the “Acceleration Payment”) to the Primaeva Stockholders and Plan Participants in accordance with the allocations of Schedule 2.7(a) as updated by the Spreadsheet; provided that prior thereto, the Securityholder Representative shall have revised Schedule 2.7(a) as updated by the Spreadsheet to the extent necessary to reflect the distribution of the Acceleration Payment in accordance with the provisions of the Primaeva Certificate of Incorporation and the Bonus Plan, each as in effect as of the Closing Date. In the event the Acceleration Payment plus the amount of any and all previously paid Milestone Payment is less than $23 million, the Purchaser (as defined below) shall assume the obligations to make any unpaid Milestone Payments pursuant to the terms of this Agreement, provided that the Milestone Payments so assumed shall be reduced by an amount equal to the Acceleration Payment.

    (A)        An “Acceleration Event” shall mean the consummation, on or before December 31, 2012, of any transaction or series of related transactions with any Person (the “Purchaser”) (i) resulting in (x) the sale of all or substantially all of the assets of the Surviving Company to the Purchaser, (y) the Surviving Company becoming, directly or indirectly, a controlled Affiliate of the Purchaser, or (z) an exclusive license being granted to the Purchaser to use all or substantially all the Core Technology, and (ii) involving the payment of consideration in excess of $7 million (the “Acceleration Event Consideration”) (provided any non-cash component of such consideration shall be valued at its fair market value as agreed in good faith to by Syneron and the Securityholder Representative) (the amount by which the Acceleration Event Consideration exceeds $7 million, the “Excess Payment”); for avoidance of doubt, a sale of all or substantially all the shares or assets of Syneron or a merger or consolidation of Syneron in which its shareholders do not retain a majority of the voting power in the surviving corporation shall not be considered an “Acceleration Event.”

(B) “Adjusted Excess Payment” shall mean the Excess Payment less the amount of any Milestone Payments previously made.

(C) In no event shall the Acceleration Payment plus the amounts of all previously paid Milestone Payments exceed $23 million.

    (6)        Any amount payable under Section 2.7(a)(iii)(4) or Section 2.7(a)(iii)(5) shall be accompanied by interest thereon calculated at the Discount Rate for the period beginning, in the case of Section 2.7(a)(iii)(4), on the date the relevant Milestone is determined to have been achieved, and in the case of Section 2.7(a)(iii)(5), on the date of the Acceleration Event, and ending, in each case, on the date the payment in respect thereof is made, if the payment is not made within 30 days of the date the relevant Milestone is determined to have been achieved or the date of the Acceleration Event, as applicable, subject to the Securityholder Representative delivering a notice to Syneron to that effect at least 5 days prior to the end of the 30 day period.

    (7)        For purposes of this Agreement, the “Discount Rate” shall mean the rate of interest published from time to time as the “prime rate” in The Wall Street Journal under the heading Money Rates; provided, however, that (i) if more than one such “prime rate” is published therein, the Discount Rate shall be the highest such rate and (ii) if the “prime rate” is no longer published therein, the Discount Rate shall be a substantially comparable index.

(b) Treatment of Primaeva Stock Options.

(i) No outstanding Primaeva Stock Options shall be assumed, continued or substituted for by Syneron.

    (ii)        Contingent upon the effectiveness of the Merger, each outstanding Primaeva Stock Option shall become vested and exercisable with respect to all of the shares of Primaeva Common Stock subject thereto. Any Primaeva Stock Option that is not exercised prior to the Effective Time shall terminate and expire as of immediately prior to the Effective Time.

(c) Treatment of Primaeva Warrants.

(i) Syneron shall not assume any Primaeva Warrants in connection with the transactions contemplated hereby.

(ii) All Primaeva Warrants that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time.

    (d)        Treatment of Restricted Shares. As of immediately prior to the Effective Time, and contingent upon the effectiveness of the Merger, each Primaeva Restricted Share shall become fully vested, and any reacquisition or repurchase rights held by Primaeva with respect to such Primaeva Restricted Share shall lapse and such vested Primaeva Restricted Shares shall be treated in accordance with Section 2.7(a)(ii) above.

    (e)        Carve Out Plan. At the Effective Time, Syneron shall assume Primaeva’s obligations to make payments to the Plan Participants based on the transactions contemplated by this Agreement  (and only with respect to such transactions) under the Primaeva Management and Employee Carve-Out Bonus Plan (the “Bonus Plan”) and, as the successor to Primaeva, Syneron shall make such payments to the Plan Participants reflected in this Agreement on the terms and conditions of the Bonus Plan as if an original party thereto.

    2.8        Exchange of Certificates.

(a) Paying Agent. U.S. Bank National Association shall act as the paying agent for the Merger (the “Paying Agent”).

(b) Syneron to Provide Cash.

(i) Initial Actual Cash Payment.

    (1)        At the Effective Time, Syneron shall make available to the Paying Agent for exchange in accordance with this Article II, the Stockholder Initial Actual Cash Payments payable pursuant to Section 2.7(a). Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.”

    (2)        As soon as reasonably practical after the Effective Time, Syneron shall, or shall cause the Surviving Company to, pay to the Plan Participants the amount of the Plan Participant Initial Actual Cash Payment to which such Plan Participant is entitled pursuant to Section 2.7(a).

(ii) Escrow Amount Deposit. At the Effective Time, Syneron shall deposit with the Escrow Agent an amount of cash equal to the Indemnification Escrow Amount.

(iii) Securityholder Representative Reserve Deposit. At the Effective time, Syneron shall disburse the Securityholder Representative Reserve in accordance with Section 2.12.

    (c)        Letter of Transmittal to Primaeva Stockholders. Syneron shall use commercially reasonable efforts to cause the Paying Agent as soon as practicable after the Effective Time but in no event later than three (3) days thereafter, to send to each Person who was, at the Effective Time, a holder of record of certificates that represented outstanding Primaeva Capital Stock (the “Certificates”), a letter of transmittal (a “Letter of Transmittal”), the form of which shall have been reviewed and consented to by Primaeva prior to the Closing, that (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Paying Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of the Certificate for cancellation, together with the Letter of Transmittal duly executed, such holder shall be entitled to receive in exchange therefor the amount of Stockholder Initial Actual Cash Payment to which such holder is entitled pursuant to Section 2.7(a), and the Certificates so surrendered shall then be canceled. Until surrendered as contemplated by this Section 2.8(c), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the portion of the Total Consideration, if any, into which such Primaeva Capital Stock shall have been converted.

    (d)        Required Withholding. Each of the Paying Agent, Syneron and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements relating to Taxes. To the extent that such amounts are so deducted or withheld and paid to the appropriate Governmental Authority or Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

    (e)        No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Syneron, the Surviving Company or any other party hereto shall be liable to a holder of Primaeva Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

    (f)        Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Company, be delivered to the Surviving Company or otherwise according to the instruction of the Surviving Company, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Company look only to the Surviving Company for delivery or payment of the Stockholder Initial Actual Cash Payment issuable in respect thereof pursuant to Section 2.7(a).

    2.9        No Further Ownership Rights in Primaeva Capital Stock. From and after the Effective Time, all shares of Primaeva Capital Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Primaeva Capital Stock shall cease to have any rights with respect thereto, except the right to receive the portion of the Total Consideration, if any, payable in respect thereof under this Agreement.

    2.10        Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Stockholder Initial Actual Cash Payment issuable in respect thereof pursuant to Section 2.7(a); provided, however, that Syneron may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Syneron, the Surviving Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    2.11        Appraisal Rights.

    (a)        Notwithstanding any other provisions of this Agreement to the contrary, any shares of Primaeva Capital Stock held by a Primaeva Stockholder who has properly exercised its dissenters or appraisal rights under Delaware Law and who has not effectively withdrawn or lost such Primaeva Stockholder’s appraisal rights under Delaware Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Total Consideration, if any, for such Primaeva Stockholder’s shares of Primaeva Capital Stock set forth in Section 2.7(a) hereof, but in lieu thereof, such Primaeva Stockholder shall be entitled to such appraisal rights as are provided by Delaware Law.

    (b)        Notwithstanding the provisions of Section 2.11(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the portion of the Total Consideration, if any, for Primaeva Capital Stock, as applicable, set forth in Section 2.7(a) hereof, without interest thereon, and upon surrender of the Certificate representing such shares in accordance with the terms of Section 2.8 hereof.

    (c)        Primaeva shall give Syneron (i) prompt notice of any written demand for appraisal or other payment received by Primaeva pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Primaeva shall not, except with the prior written consent of Syneron, which consent shall not be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by Primaeva to any Primaeva Stockholder with respect to such demands shall be submitted to Syneron in advance and shall not be presented to any Primaeva Stockholder prior to Primaeva receiving Syneron consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, to the extent that Syneron, the Surviving Company or Primaeva (i) makes any payment or payments in respect of any Dissenting Shares in excess of the value of the portion of the Total Consideration, if any, that otherwise would be payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Syneron shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments, provided that, in connection with any Dissenting Share Payments, unless such payment is to be made under any Order, the Securityholder Representative has consented to such payment.

    2.12        Securityholder Representative Reserve. At the Closing, Syneron shall cause to be deposited, in an account designated by the Securityholder Representative, the Securityholder Representative Reserve. The Securityholder Representative Reserve (and earnings thereon) may be applied as the Securityholder Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Securityholder Representative incurred in connection with the transactions contemplated by this Agreement or the Escrow Agreement. The balance of the Securityholder Representative Reserve held pursuant to this Section 2.12, if any, and any income earned thereon, shall be distributed to the Primaeva Stockholders and Plan Participants in accordance with the allocations of Schedule 2.7(a) as updated by the Spreadsheet; provided that prior thereto, the Securityholder Representative shall, with 15 days’ prior written notice to Syneron, have revised Schedule 2.7(a) as updated by the Spreadsheet to the extent necessary to reflect the distribution of such amount in accordance with the provisions of the Primaeva Certificate of Incorporation and/or the Bonus Plan, each as in effect as of the Closing Date, unless Syneron has disputed that such revision is required by the provision of the Primaeva Certificate of Incorporation and/or the Bonus Plan, in which event the parties shall in good faith attempt to resolve such dispute through discussion. If the Securityholder Representative and Syneron are unable to resolve such dispute within 15 days of the date Syneron has first disputed the revision, either party may demand arbitration of the matter and shall follow the applicable arbitration procedures set forth in Section 8.4(f). The Securityholder Representative shall deliver any amounts to be distributed to the Plan Participants pursuant to this Section 2.12 to the Surviving Company, or to any other U.S. subsidiary of Syneron designated by Syneron, which shall then distribute the amounts to the Plan Participants as soon as reasonably practicable, provided it shall be entitled to withhold such amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements relating to Taxes as an obligation of the Plan Participants as provided in Section 2.8(e). Notwithstanding the foregoing, the Securityholder Representative Reserve shall only be so distributed when the Securityholder Representative determines, in its sole discretion, that such distribution is appropriate. Syneron and the Surviving Company shall have no liability or responsibility to the Primaeva Stockholders with respect to the Securityholder Representative Reserve or the actions and responsibilities of the Securityholder Representative contemplated by this Section 2.12.

    2.13        Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Primaeva and Merger Sub, the directors and officers of Syneron and the Surviving Company shall have the authority to take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PRIMAEVA

        Except as set forth in the disclosure schedule delivered by Primaeva to Syneron dated as of the date hereof (the “Primaeva Disclosure Schedule”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Primaeva Disclosure Schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Primaeva hereby represents and warrants to Syneron and Merger Sub as of the date hereof and as of the Closing Date as follows:

    3.1        Organization and Qualification. Primaeva is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Primaeva is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, unless where failure to do so would not cause a Primaeva Material Adverse Effect. Primaeva has all necessary corporate or similar power and authority: (a) to conduct its business in the manner in which its business is currently being conducted, (b) to own and use its assets in the manner in which its assets are currently owned and used and (c) to perform its obligations under any Contract by which it is bound. Primaeva has delivered to Syneron accurate and complete copies of (i) Primaeva Certificate of Incorporation (including all amendment thereto) and Primaeva Bylaws (including all amendment thereto), and other charter, organizational or governing documents of Primaeva, each as amended and in effect as of the date hereof and as of the Closing Date, and (ii) registry of shareholders and copies of all minutes and other records of the meetings and other proceedings, resolutions and other actions of Primaeva’s shareholders and the Primaeva Board (and all committees thereof) of Primaeva. The current officers and directors of Primaeva, including their titles and a designation of the Chairman of Primaeva Board, are set forth in Section 3.1 of the Primaeva Disclosure Schedule. To Primaeva’s Knowledge, there has not been any violation of any of the provisions of any of Primaeva Certificate of Incorporation, Bylaws or other charter, organizational or governing documents of Primaeva, and Primaeva has not taken any action that is inconsistent with any resolution adopted by the shareholders of Primaeva or the Primaeva Board (including any committee thereof).

    3.2        Subsidiaries. Primaeva has no Subsidiaries. Primaeva (i) does not own, directly or indirectly, any interest or investment in the form of debt, equity or capital stock in, or is subject to any Contract to provide for or to make any such interest or investment in, any other Person and (ii) has not, and has not been at any time, a participant in any joint venture, partnership or similar arrangement with any other Person.

    3.3        Capitalization.

    (a)        The authorized capital stock of Primaeva consists of 10,554,569 shares of Primaeva Common Stock, of which 1,171,520 shares are issued and outstanding as of the date hereof, 1,250,000 shares of Primaeva Series A Preferred Stock, 1,250,000 shares of which are issued and outstanding as of the date hereof, 3,556,250 shares of Primaeva Series B Preferred Stock, 3,500,000 shares of which are issued and outstanding as of the date hereof, and 3,000,000 shares of Primaeva Series C Preferred Stock, 3,000,000 shares of which are issued and outstanding as of the date hereof.  As of the date hereof, the capitalization of Primaeva is as set forth in Section 3.3(a) of the Primaeva Disclosure Schedule.  The Primaeva Capital Stock is held as of the date hereof by the Persons in the amounts set forth in Section 3.3(a) of the Primaeva Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares as of the date hereof.  All outstanding shares of Primaeva Capital Stock are (and each Share of Primaeva Capital Stock issued upon exercise of any Primaeva Option or Primaeva Warrant (if exercised prior to the Closing) will be) duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.3(a) of the Primaeva Disclosure Schedule are not subject to preemptive rights created by statute, the Primaeva Certificate of Incorporation or Primaeva Bylaws, or any agreement to which Primaeva is a party or by which it is bound.

    (b)        All outstanding shares of Primaeva Capital Stock (including each Share of Primaeva Capital Stock issued upon exercise of any Primaeva Stock Option and Primaeva Warrants (if exercised prior to the Closing)), Primaeva Stock Options and Primaeva Warrants have been issued in compliance with all applicable Legal Requirements, including federal and state securities laws, were issued in accordance with any right of first refusal or similar right or limitation, including those in the Primaeva Charter Documents. No Primaeva Stockholder has exercised any right of redemption, if any, provided in the Primaeva Certificate of Incorporation with respect to shares of Primaeva Preferred Stock, and Primaeva has not received notice that any Primaeva Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Primaeva Capital Stock. Primaeva has no other capital stock authorized, issued or outstanding other than as set forth in this Section 3.3. Each share of Primaeva Preferred Stock is convertible into one Share of Primaeva Common Stock.

    (c)        Section 3.3(c) of the Disclosure Schedule sets forth for all holders of Primaeva Restricted Shares as of the date hereof, the name of such holder of such Primaeva Restricted Shares, the repurchase price of such Primaeva Restricted Shares, and the vesting schedule for such Primaeva Restricted Shares, including the extent vested as of the date hereof and whether and to what extent the vesting of such Primaeva Restricted Shares will be accelerated by the transactions contemplated by this Agreement and whether or not the Restricted Shares were issued under the Primaeva Plan. Primaeva has delivered to Syneron accurate and complete copies of all agreements and instruments relating to such Primaeva Restricted Shares and such agreement and instruments have not been amended, modified or supplemented, and, as of the date hereof, there are no agreements to amend, modify or supplement such agreements or instruments.

    (d)        Primaeva has reserved 1,598,318 shares of Primaeva Common Stock for issuance to employees and directors of, and consultants to, Primaeva upon the issuance of stock or the exercise of options granted under the Primaeva Plan, of which 237,264 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options (other than options exercised in connection with the Merger) granted under the Primaeva Plan Section 3.3(d) of the Primaeva Disclosure Schedule sets forth for each Primaeva Stock Option and Primaeva Warrant outstanding as of the date hereof the name of the holder of such option or warrant, the class or series of Primaeva Capital Stock issuable upon exercise of such option or warrant, the number of shares of Primaeva Capital Stock issuable upon the exercise of such option or warrant, the vesting schedule for such option or warrant, the number of shares vested and unvested as of the date hereof, the exercise price of such option or warrant, the date of grant of such option or warrant, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, whether such option is early exercisable and any terms relating to acceleration of vesting with respect to such option or warrant. True and complete copies of all agreements and instruments relating to or issued under the Primaeva Plan and in effect as of the date hereof have been provided or made available to Syneron, and, except as provided or made available to Syneron, such agreements and instruments have not been amended, modified or supplemented, and, as of the date hereof, there are no agreements to amend, modify or supplement such agreements or instruments.

(e) There are no outstanding loans made by Primaeva to any Primaeva Stockholder.

    (f)        As of the date hereof, an aggregate of 56,250 shares of Primaeva Series B Preferred Stock are issuable upon the exercise of outstanding Primaeva Warrants. Except for the Primaeva Stock Options and Primaeva Warrants, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Primaeva is a party or by which Primaeva is bound obligating Primaeva to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Primaeva or obligating Primaeva to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Primaeva as of the date hereof. Except as contemplated hereby or as set forth in Section 3.3(f) of the Primaeva Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Primaeva. Except as set forth in Section 3.3(f) of the Primaeva Disclosure Schedule, there are no agreements to which Primaeva is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Primaeva Capital Stock.

    3.4        Authority; Requisite Primaeva Stockholder Approval.

    (a)        Primaeva has necessary corporate power and authority to execute and deliver this Agreement, subject only to the approval of the stockholders of Primaeva as described below, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Primaeva Board. As of the date of this Agreement, the Primaeva Board has determined by unanimous vote of the directors that this Agreement, and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Primaeva Stockholders and has by unanimous vote of the directors determined to recommend that the Primaeva Stockholders adopt this Agreement (the “Primaeva Voting Proposal”). The action taken by the Primaeva Board constitutes approval of the Merger and the other transactions contemplated hereby by the Primaeva Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to the Agreement or the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Primaeva, and assuming due authorization, execution and delivery by Syneron and Merger Sub and the other parties thereto, this Agreement constitutes a valid and binding obligation of Primaeva, enforceable against Primaeva in accordance with its terms.

    (b)        Except for the approval of the Primaeva Stockholders pursuant to applicable Legal Requirements and the Primaeva Certificate of Incorporation (the “Requisite Primaeva Stockholder Approval”), no other corporate proceedings on the part of Primaeva are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.

    3.5        Required Filings and Consents.

    (a)        The execution and delivery by Primaeva of this Agreement do not, and the performance by Primaeva of its covenants and agreements under this Agreement and the consummation by Primaeva of the transactions contemplated by hereby will not, (i) assuming receipt of the Requisite Primaeva Stockholder Approval, conflict with or violate the Primaeva Certificate of Incorporation or Primaeva Bylaws, (ii) conflict with or violate any Legal Requirements applicable to Primaeva or by which its or any of their respective properties is bound or affected, (iii) except as set forth on Section 3.5(a) of the Primaeva Disclosure Schedule, require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Primaeva’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien other than Permitted Liens on any of the properties or assets (including intangible assets) of Primaeva pursuant to, any Primaeva Material Contract, or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any shares of Primaeva Capital Stock or any of its respective assets or properties, except in the case of the preceding clauses (ii) through (iv), which is not material.

    (b)        The execution and delivery by Primaeva of this Agreement do not, and the performance by Primaeva of its covenants and agreements under this Agreement and the consummation by Primaeva of the transactions contemplated hereby (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) Requisite Primaeva Stockholder Approval, and (ii) the filing of the Certificate of Merger or other documents as required by the DGCL.

    3.6        Primaeva Financial Statements. Primaeva has made available to Syneron correct and complete copies of the following financial statements and notes (collectively, the “Primaeva Financial Statements”): (i) unaudited balance sheets and statements of income for Primaeva as of December 31, 2006, December 31, 2007 and December 31, 2008 and (ii) unaudited balance sheets and statements of income for Primaeva as of June 30, 2009. The Primaeva Financials Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Primaeva Financial Statements fairly present the financial condition of Primaeva at and as of the dates indicated are consistent with the financial books and records of Primaeva. The financial books of account and other financial records of Primaeva are accurate, up-to-date and complete and have been maintained in accordance with sound business practices.

    3.7        Financial Reporting. All proper and necessary books of account and accounting records have been maintained by Primaeva, are in its possession and contain accurate information. Primaeva’s financial reporting procedures are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Primaeva Financial Statements and to: (i) ensure that transactions are executed in accordance with management’s general or specific authorization and (ii) maintain accountability of the assets of Primaeva. Primaeva has disclosed to Primaeva’s auditors, the Primaeva Board and to Syneron: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which may adversely affect Primaeva’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Primaeva’s internal control over financial reporting. Primaeva has provided to Syneron access to all material documentation in its possession related to Primaeva’s internal control over financial reporting.

    3.8        No Undisclosed Liabilities. Except as reflected in the Primaeva Financial Statements, Primaeva has no material Liabilities, other than (i) Contracts entered into since June 30, 2009 in the Ordinary Course of Business and (ii) Liabilities incurred in connection with the preparation and negotiation of this Agreement.

    3.9        Absence of Certain Changes or Events. Except as set forth in Section 3.9 of the Primaeva Disclosure Schedule, since June 30, 2009, Primaeva has operated its business in the Ordinary Course of Business, and there has not occurred (i) any Primaeva Material Adverse Effect or (ii) any action taken by Primaeva or event that would have required the consent of Syneron pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

    3.10        Compliance with Laws; Permits.

    (a)        Primaeva is in compliance with, and is not in default under or violation of (and have not received any notice of material non compliance, default or violation with respect to) any Legal Requirement applicable to Primaeva or by which any of its real or personal properties is bound, except for such non compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Primaeva Material Adverse Effect.

    (b)        Primaeva holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, clearances, orders and other approvals from Governmental Authorities that are material to the operation of the business of Primaeva as currently conducted (collectively, the “Primaeva Permits”). The Primaeva Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of Primaeva, no suspension, revocation or cancellation thereof has been threatened by a Governmental Authority, and there is no Legal Proceeding pending or, to the Knowledge of Primaeva, threatened, seeking the suspension, revocation or cancellation of any Primaeva Permits.

    3.11        Legal Proceedings; Orders. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Primaeva or any of its properties or assets, or (b) to the Knowledge of Primaeva, threatened against Primaeva, or any of its properties or assets. Primaeva is not subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. In the three (3) years prior to the date of this Agreement, there has not been nor are there currently any internal investigations or inquiries being conducted by Primaeva, the Primaeva Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self dealing or fraudulent or deceptive conduct. Section 3.11 of the Primaeva Disclosure Schedule contains a complete and accurate description of all Legal Proceedings since the Primaeva’s inception to which Primaeva has been a party or which relate to the business, assets or the officers (or Persons fulfilling equivalent positions) or directors (or Persons fulfilling equivalent positions) of Primaeva or any Legal Proceedings which were settled prior to the institution of formal proceedings.

    3.12        Material Contracts.

(a) For all purposes of and under this Agreement, a “Primaeva Material Contract” shall mean:

    (i)        any employment or consulting Contract (in each case, under which Primaeva has continuing obligations as of the date hereof) with any current or former executive officer or other employee of Primaeva or member of the Primaeva Board;

    (ii)        other than an Employee Benefit Plan, any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any lease or sublease to which Primaeva is a party.

    (iv)        any Contract containing any covenant (A) limiting the right of Primaeva to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting Primaeva (or, after the Closing Date, Syneron) from engaging in business with any Person or levying a fine, charge or other payment for doing so, or (D) otherwise prohibiting or limiting the right of Primaeva to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

    (v)        any Contract (A) relating to the pending or future disposition or acquisition by Primaeva after the date of this Agreement of a material amount of assets other than in the Ordinary Course of Business or (B) pursuant to which Primaeva will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise;

(vi) any material manufacturing Contract;

(vii) Contracts or arrangements relating to commission arrangements with others;

(viii) Indemnification agreements;

(ix) any Contract with a sole source supplier in excess of $100,000 in the aggregate;

    (x)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables each in the amount of $5,000 or less and (B) advances to employees for travel and business expenses, in each case in the Ordinary Course of Business consistent with past practice;

    (xi)        any settlement Contract with ongoing obligations other than settlement Contracts only involving the payment of cash (which has been paid) in amounts that do not exceed $5,000 in any individual case;

(xii) any Contract with or to a labor union, works council or guild, including a collective bargaining agreement or similar agreement;

(xiii) any other Contract that provides for payment obligations by Primaeva in any twelve (12) month period of $5,000;

    (xiv)        any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Primaeva Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above, inclusive; and

(xv) any Contract not made in the Ordinary Course of Business.

    (b)        Section 3.12(b) of the Primaeva Disclosure Schedule contains a complete and accurate list of all Primaeva Material Contracts as of the date hereof, to or by which Primaeva is a party or is bound, and identifies each subsection of Section 3.12(a) that describes such Primaeva Material Contract.

    (c)        Each Primaeva Material Contract is valid, binding and enforceable in accordance with its terms on Primaeva and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Primaeva nor, to the Knowledge of Primaeva, any other party thereto, is in material breach of, or default under, any such Primaeva Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by Primaeva or, to the Knowledge of Primaeva, any other party thereto.

    3.13        Employee Benefit Matters.

    (a)        Section 3.13(a) of the Primaeva Disclosure Schedule sets forth each Employee Benefit Plan. Neither Primaeva nor any ERISA Affiliate has any plan or commitment to establish any new Primaeva Employee Plan, to modify any Primaeva Employee Plan (except to the extent required by Legal Requirements or to conform any such Primaeva Employee Plan to any applicable Legal Requirements, in each case as previously disclosed to Syneron in writing, or as required by this Agreement), or to adopt or enter into any Primaeva Employee Plan.

With respect to each Primaeva Employee Plan, Primaeva has made available to Syneron complete and accurate copies of (i) such Primaeva Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each Primaeva Employee Plan that is funded, (viii) all material correspondence to or from any governmental agency relating to any Primaeva Employee Plan within the past two (2) years and (ix) the three (3) most recent plan years’ discrimination tests for each Primaeva Employee Plan.

    (b)        Each Primaeva Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Primaeva, Primaeva’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Primaeva Employee Plan and have timely made (or timely will make) all required contributions thereto.

    (c)        All Primaeva Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Primaeva Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Primaeva Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Primaeva has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Primaeva Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Primaeva, revocation has not been threatened, and no such Primaeva Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and, to the Knowledge of Primaeva, no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Primaeva Employee Plan.

    (d)        Neither Primaeva nor any of its ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future material liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Primaeva Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Primaeva Employee Plan provides health benefits that are not fully insured through an insurance contract.

    (e)        Other than as required under Section 601 et seq. of ERISA or equivalent state law, none of the Primaeva Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Primaeva’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

    (f)        There is no material action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Primaeva, threatened or reasonably anticipated, with respect to any Primaeva Employee Plan or the assets of any Primaeva Employee Benefit Plan, other than claims for benefits in the ordinary course.

    (g)        Except as provided in this Agreement, and as set forth on Section 3.14(g) of the Primaeva Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Primaeva to severance pay, or any other payment from Primaeva, or pursuant to any Primaeva Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits.

    (h)        Section 3.14(h) of the Primaeva Disclosure Schedule contains a complete and accurate list of each Primaeva “disqualified individual” (as defined in Code Section 280G and the regulations thereunder). Except as set forth in Section 3.14(h) of the Primaeva Disclosure Schedule, no payment or benefit which will or may be made by Primaeva or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Primaeva or any ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

    (i)        Section 3.13(i) of the Primaeva Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Primaeva is a party. Each such nonqualified deferred compensation plan to which Primaeva is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms, based on good faith interpretations of such requirements, and has been operated in good faith compliance with such requirements.

    (j)        No Primaeva Option, stock appreciation right or service provider warrant of Primaeva (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

    (k)        There is no Contract to which Primaeva is a party, including the provisions of this Agreement, covering any employee, consultant or director of Primaeva, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

    3.14        Labor Matters.

    (a)        Section 3.14(a) of the Primaeva Disclosure Schedule lists all of the Employees, the employment position of each, the annual compensation rate of pay for each, the estimated or target annual incentive compensation of each, and the date of hire and, if applicable, date of rehire of each, with each such individual identified as (i) salaried or hourly, (ii) exempt or nonexempt, (iii) union or nonunion, (iv) full-time or part-time, (v) temporary, permanent or leased and (vi) active or inactive (with the reason for such inactive status specified, e.g., leave of absence, FMLA, disability, layoff, etc.). Each current and former employee and officer of Primaeva and each current former consultant to Primaeva has executed a proprietary information agreement, in substantially the form made available to Syneron. Except as set forth on Section 3.14(a) of the Primaeva Disclosure Schedule, no current or former employee, officer or consultant has excluded works or inventions made prior to his or her employment or consulting relationship with Primaeva from his or her assignment of inventions to Primaeva.

    (b)        Primaeva (i) is in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their respective current and former employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages beyond the current pay period or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case (i) through (iv) above those circumstances that would not have or could not reasonably be expected to result in any material Liability to Primaeva.

    (c)        To the Knowledge of Primaeva: (i) there are no current labor union organizing activities with respect to any employees of Primaeva, (ii) no labor union, labor organization, trade union, works council, or group of employees of Primaeva has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Primaeva.

    (d)        Severance Obligations. Except as set forth on Section 3.14(d) of the Primaeva Disclosure Schedule, Primaeva has not entered into any severance, “stay-bonus,” “transaction bonus,” or similar arrangement in respect of any present or former Employee or independent contractor that will result in any obligation (absolute or contingent) of Syneron or Primaeva to make any payment to any present or former Employee or independent contractor following termination of employment or independent contractor engagement or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period of the Effective Time). Except as provided in this Agreement or as set forth on Section 3.14(d) of the Primaeva Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Benefit Plan.

    (e)        Warn Act. As of the date of this Agreement, within the last three years, Primaeva have not effectuated (i) a “plant closing” (as defined in the Work Adjustment and Restraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Primaeva; nor have Primaeva been affected by any transaction or engaged in any layoffs or employment terminations sufficient in number to trigger the application of any similar state or local Law. Primaeva shall not take any action prior to the Effective Time which could be reasonably expected to result in any obligation or liability being imposed on Primaeva under the WARN Act or any similar state or local Law.

    3.15        Properties.

    (a)        Primaeva owns and has good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Primaeva Financial Statements (except for personal property sold since the date of the Primaeva Financial Statements in the Ordinary Course of Business) and all tangible personal property necessary for the conduct of its business as presently being conducted. All such properties and assets reflected in the Primaeva Financial Statements are free and clear of all Liens, except for Permitted Liens.

    (b)        Primaeva does not own, or has ever owned, any real property. Section 3.15(b) of the Primaeva Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Primaeva or otherwise used or occupied by Primaeva for the operation of business (the “Primaeva Leased Real Property”), the address, name of the lessor, licensor, sublessor, master lessor or lessee and date of the lease, license, sublease or other occupancy right and each amendment thereto.

    (c)        Primaeva has provided or made available to Syneron true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Primaeva Leased Real Property, including all amendments, terminations and modifications thereof (the “Primaeva Lease Agreements”); and there are no other Primaeva Lease Agreements for real property to which Primaeva or any of its Subsidiaries is bound, other than those identified in Section 3.15(c) of the Primaeva Disclosure Schedule. All such Primaeva Lease Agreements are valid and effective. With respect to the Primaeva Lease Agreements, there is no existing default or event of default by Primaeva, nor, to the Knowledge of Primaeva, by any other party thereto, and to the Knowledge of Primaeva, no circumstance or event exists which with notice or lapse of time, or both, would constitute a default under any Primaeva Lease Agreement. There are no other parties occupying, or with a right to occupy, the Primaeva Leased Real Property.

    3.16        Tax Matters.

    (a)        Primaeva has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are true, correct and complete in all material respects. All Taxes shown as due and payable on such Tax Returns (or on subsequent written assessments received from a Governmental Authority with respect thereto) have been paid. Primaeva is not currently the beneficiary of any extension of time (other than an automatic extension of time) within which to file any material Tax Return. No written claim has ever been made by an authority in a jurisdiction where Primaeva does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

    (b)        Primaeva has not incurred any Taxes since the date of the Primaeva Financial Statements other than in the Ordinary Course of Business. The unpaid Taxes of Primaeva did not, as of June 30, 2009, exceed the accruals and reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for Primaeva contained in the Primaeva Financial Statements.

    (c)        There are no audits, examinations, investigations or other proceedings in respect of Taxes of Primaeva pending, threatened in writing, or currently in progress. Primaeva has not received from any Governmental Authority any written notice of deficiency or proposed adjustment for any amount of Tax, in either case, that has not been resolved on or prior to the date hereof.

    (d)        There are no Liens for Taxes on any of the assets of Primaeva, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established on the Primaeva Financial Statements in accordance with GAAP.

    (e)        Primaeva has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two year period ending on the date hereof that was governed or intended to be governed by Section 355 of the Code.

(f) Primaeva has made available to Syneron complete and accurate copies of all U.S. federal and state income Tax Returns (including any amendments thereto), filed by Primaeva.

(g) Primaeva has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

    (h)        Primaeva is not, and has not been, a party to or bound by any Tax allocation, sharing or indemnity agreement. Primaeva has never been a member of an affiliated group (other than a group the common parent of which is Primaeva) filing a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes. Primaeva has no Liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar Laws), (ii) as a transferee or successor, or (iii) by contract (excluding contracts not primarily relating to Taxes with customary provisions in respect of Taxes).

    (i)        Primaeva has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Primaeva Stockholder or other Person.

    (j)        Except as set forth on Section 3.16(j) of the Primaeva Disclosure Schedule, Primaeva does not have and has not had a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(k) Primaeva has never elected to be treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code at any time during its existence.

(l) Primaeva has not waived any statute of limitations or agreed to any extension of time with respect to any assessment or deficiency of Tax.

    3.17        Environmental Matters. Except for those matters that are not, and would not reasonably be expected to be material to the Primaeva, (i) Primaeva is in compliance with all Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of Primaeva, threatened against Primaeva or any real property owned, operated or leased by Primaeva, and (iii) Primaeva has not received any written notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws.

    3.18        Intellectual Property Matters.

    (a)        Section 3.18(a)-1 of the Primaeva Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property that is a Primaeva Intellectual Property Right, including the patent number or application serial number for each jurisdiction in which such patent or patent application is filed, date issued and filed, and present status thereof (collectively the “Primaeva Registered Intellectual Property”). Section 3.18(a)-2 of the Primaeva Disclosure Schedule contains a complete and accurate list of all Trademarks that are a Primaeva Intellectual Property Right, including the application serial number or registration number, country, province or state, and class of goods covered, as well as a list of all material common law trademarks, tradenames, service marks and service names used by Primaeva. To Primaeva’s Knowledge, all Primaeva Intellectual Property Rights are valid and enforceable, and to Primaeva’s Knowledge, all Primaeva Intellectual Property Rights which are issued by or registered with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications).

    (b)        Except as set forth in Section 3.18(b) of the Primaeva Disclosure Schedule, Primaeva exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Primaeva Intellectual Property Rights and all other Intellectual Property Rights used by Primaeva, free and clear of any Liens. Primaeva has not transferred ownership of, granted an option to obtain ownership of, or granted an exclusive license to, any third party, of any Primaeva Intellectual Property Rights.

    (c)        To Primaeva’s Knowledge, Primaeva has not, in the conduct of the business of Primaeva, infringed upon, violated or used without authorization, any Intellectual Property Rights owned by any third Person. To Primaeva’s Knowledge, the conduct of the business of Primaeva, and the manufacture, sale and/or use of Primaeva’s Products, has not and does not infringe, misappropriate or violate any Intellectual Property Rights owned by any third Person. There is no pending or, to Primaeva’s Knowledge, threatened (and at no time has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Primaeva or its employees, alleging that any activities or conduct of Primaeva’s business, or the manufacture, sale and/or use of any of Primaeva’s Products, has infringed, infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any Primaeva Intellectual Property Rights. Primaeva is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Primaeva’s rights to use, license or transfer any Primaeva Intellectual Property Rights, including without limitation, making, selling, licensing, leasing, marketing, distributing or providing any Primaeva Product, (ii) materially restrict the conduct of the business of Primaeva in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require Primaeva to license or transfer any Primaeva Intellectual Property Rights.

    (d)        Section 3.18(d) of the Primaeva Disclosure Schedule contains a complete and accurate list of all industry associations, standard setting organizations and similar bodies in which Primaeva is a member, participates or is otherwise involved, or that may otherwise require Primaeva to license any Primaeva Intellectual Property Rights to any third Person. Primaeva has not committed, agreed or become obligated to license on a royalty free basis, any Primaeva Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

    (e)        Primaeva has taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by Primaeva, including, without limitation, requiring each of its employees and consultants and any other person with access to Primaeva’s Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Syneron and, to Primaeva’s Knowledge, there has not been any breach by any party to such confidentiality agreements. In each case in which Primaeva has acquired, other than through a license, any Intellectual Property Rights from any Person (including employees and contractors), Primaeva and its Subsidiaries have obtained a valid and enforceable written assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights to Primaeva.

    (f)        All Primaeva Intellectual Property Rights are, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third Person.

    (g)        There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Primaeva against any third party with respect to any Primaeva Intellectual Property Rights, which remain unresolved as of the date hereof.

    (h)        Section 3.18(h) of the Primaeva Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which a third party has licensed to Primaeva any Intellectual Property Right (“Primaeva In Licenses”).

    (i)        Section 3.18(i) of the Primaeva Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which Primaeva has granted a third Person any rights or licenses to any Primaeva Intellectual Property Rights (“Primaeva Out Licenses,” and together with the Primaeva In Licenses, the “Primaeva IP Licenses”).

    (j)        All of the Primaeva IP Licenses are valid and enforceable, and neither Primaeva nor any of its Subsidiaries, nor, to the Knowledge of Primaeva any other party to a Primaeva IP License, is in material breach of any such Primaeva IP License that is material to the business of Primaeva. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by Primaeva of any Primaeva IP License, (ii) the termination, impairment or restriction of any right or license granted to Primaeva under a Primaeva IP License, or (iii) Primaeva to grant, or expand the scope of a prior grant, to a third party of any rights to any Primaeva Intellectual Property Rights (including by release of any source code).

    (k)        Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Syneron by operation of law or otherwise of any Contracts to which the Primaeva is a party, will result in: (i) Syneron, any of its Subsidiaries or Primaeva granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Syneron, any of its Subsidiaries or Primaeva, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Syneron, any of its Subsidiaries or the Primaeva being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

    (l)        Except as set forth in Section 3.18(l) of the Primaeva Disclosure Schedule, all former and current employees, consultants and contractors of Primaeva have executed written instruments that assign to Primaeva all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of Primaeva or any of the products or services being researched, developed, manufactured or sold by Primaeva or that may be used with any such products or services and (B) Intellectual Property Rights relating thereto.

    (m)        To the Knowledge of Primaeva, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Primaeva Intellectual Property Rights and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Primaeva Intellectual Property Rights.

    (n)        The Products perform in accordance with their documented specifications, except to the extent any such failure to so perform would not reasonably be expected to have a Primaeva Material Adverse Effect.

    (o)        Primaeva has (A) not collected any personally identifiable information from any third parties, or (B) complied with all applicable regulations relating to the collection, storage and onward transfer of all personally identifiable information collected by Primaeva or by third parties having authorized access to Primaeva’s databases or other records.

    (p)        All inventors listed on Primaeva’s Patents are under no obligation to assign their rights in Primaeva’s Patents to a former employer, person, or entity, nor is the validity of the Primaeva’s Patent affected by the prior employment of any inventor.

    (q)        Section 3.18(q) of the Primaeva Disclosure Schedule lists all software developed by or for or otherwise owned by or licensed to Primaeva. Primaeva or any other party authorized to act on its behalf has not disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any source code of Primaeva’s software (“Primaeva Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Primaeva or any other party authorized to act on its behalf to any party of any Primaeva Source Code.

    (r)        Primaeva has made available to Syneron all documentation relating to the testing of the Products and plans and specifications for the Products currently under development by Primaeva. Primaeva has a policy and procedure for tracking material errors and defects of which they become aware in any Primaeva’s products or services, and maintains a database covering the foregoing. For all software used by Primaeva in providing the Products, or in developing or making available any of the Products, Primaeva has implemented any and all material security patches or upgrades that are generally available thereto. The Products do not contain any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.

    (s)        No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of the Primaeva Intellectual Property Rights. No current or former Employee, consultant or independent contractor of Primaeva or any other Person who was involved in, or who contributed to, the creation or development of any Primaeva Intellectual Property Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such Employee, consultant or independent contractor was also performing services for Primaeva. No government agency, educational institution, research center or other government-supported institution has any rights or option on rights concerning any Primaeva Intellectual Property Rights.

    3.19        Product Liability Claims. Primaeva does not have any liability or obligation with respect to any product liability relative to Primaeva’s business, whether or not heretofore asserted.

    3.20        Compliance With Health Care Laws. Primaeva and each of its Affiliates is in material compliance with all relevant federal and other health care Legal Requirements applicable to Primaeva and the Primaeva Products, including, to the extent applicable, the federal criminal anti-fraud and abuse statute (42 U.S.C. § 1320a-7b), all other Legal Requirements prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal health care programs exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of Primaeva and the Primaeva Products.

    3.21        Regulatory Compliance.

    (a)        Primaeva has obtained each Primaeva Permit required by the United States Food and Drug Administration (“FDA”) or any other Governmental Authority for the operation of the business of Primaeva as currently conducted (“Regulatory Permits”). Section 3.21(a) of the Primaeva Disclosure Schedule lists all Regulatory Permits. All Regulatory Permits listed on Section 3.21(a) of the Primaeva Disclosure Schedule have been validly issued, and, as of the Closing, Primaeva is the authorized legal holder thereof. The Regulatory Permits are in full force and effect, and Primaeva is in material compliance therewith. Primaeva has not received any written notice or communication from any Governmental Authority alleging, and, to the Knowledge of Primaeva, there are no facts or circumstances that are would be reasonably be expected to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any Regulatory Permit, or any failure to materially comply with any applicable Legal Requirement or any material term or requirement of any Regulatory Permits or (ii) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Regulatory Permits.

    (b)        The operation of Primaeva’s business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Primaeva Products, is and at all times has been in material compliance with all applicable Legal Requirements, including but not limited to those administered by the FDA or any other applicable Governmental Authority. There is no actual or, to the Knowledge of Primaeva, threatened material action or investigation in respect of Primaeva’s business by the FDA or any other Governmental Authority with respect to the operations, properties, products or processes of Primaeva or, to Primaeva’s Knowledge, there is no actual action or investigation in respect of Primaeva’s Products by the FDA or any other Governmental Authority with respect to the operations, properties, products or processes of any material supplier, distributor or contract manufacturer of Primaeva. Primaeva has no Knowledge that the FDA or any other Government Authority is considering such action or of any facts or circumstances that would reasonably be expected to give rise to any such action or investigation.

    (c)        Except as set forth on Section 3.21(c) of the Primaeva Disclosure Schedule, Primaeva has not had any product or manufacturing site subject to a shutdown or import or export prohibition by the FDA or any other Governmental Authority, nor received any FDA Form 483 or other notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of Primaeva, requests or requirements to make material changes to the operations of Primaeva’s business or the Primaeva Products, or similar correspondence or written notice from any Governmental Authority in respect of Primaeva’s business and alleging or asserting noncompliance with any applicable Legal Requirements, Regulatory Permit or such requests or requirements of such Governmental Authority, and, to the Knowledge of Primaeva, no Governmental Authority is considering such action. Section 3.21(c) of the Primaeva Disclosure Schedule sets forth a list of all recalls, medical device reports and other notices or actions relating to an alleged lack of safety or efficacy of the Primaeva Products (“Safety Notices”), and to the Knowledge of Primaeva, no material Safety Notice is under investigation by FDA or any other Governmental Authority.

    (d)        All studies, tests and preclinical and clinical trials conducted by or on behalf of Primaeva that have been or will be submitted to any Governmental Authority in connection with any Regulatory Permit, are being or have been conducted in compliance in all material respects with applicable Legal Requirements, including without limitation the U.S. Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. All submissions made by or on behalf of Primavera in connection with any Primavera Product to the FDA or any other Governmental Authority, when submitted to the FDA or other Governmental Authority were accurate and complete in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such submissions been submitted to the FDA or other Governmental Authority. Except as set forth on Section 3.21(d) of the Primaeva Disclosure Schedule, Primaeva has not received any written notice, correspondence or other communication from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Primaeva or in which Primaeva has participated, and to the Knowledge of Primaeva, neither the FDA nor any other Governmental Authority is considering such action.

    (e)        The manufacture of Primaeva Products by, or on behalf of, Primaeva is being conducted in compliance in all material respects with all applicable Legal Requirements, including without limitation the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States.

    (f)        Primaeva is not the subject of any pending or, to the Knowledge of Primaeva, threatened investigation in respect of Primaeva’s business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Primaeva has not committed any act, made any statement, or failed to make any statement, in each case in respect of Primaeva’s business and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither Primaeva, nor, to its Knowledge, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Legal Requirement. To the Knowledge of Primaeva, no debarment proceedings or investigations in respect of Primaeva’s business are pending or threatened against Primaeva or any of its stockholders, officers, employees or agents, including without limitation under section 306 of the Federal Food, Drug, and Cosmetic Act.

    (g)        There is no pending, nor to the Knowledge of Primaeva, threatened, proceeding, informational inquiry or investigation under Medicare, Medicaid or any other government sponsored health care program in which Primaeva or its Affiliates participate (collectively, “Government Programs”) involving Primaeva, nor is Primaeva aware of any pending, or to the Knowledge of Primaeva, threatened, proceeding, informational inquiry or investigation under any private third party health care insurance program (collectively, “Private Insurance Programs”) involving Primaeva. Primaeva’s sales and marketing practices, if any, are, and have been in the last three (3) years prior to the date of this Agreement, in compliance in all material respects with all applicable Legal Requirements and all policies of applicable Private Insurance Programs and Government Programs. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of Primaeva has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b. Primaeva is complying with applicable Legal Requirements prohibiting the payment of rebates, kickbacks or other forms of compensation to any Person in return for the referral of business or for the arrangement for recommendation of such referrals.

    3.22        Insurance. Section 3.22 of the Primaeva Disclosure Schedule contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which Primaeva is the owner, insured or beneficiary. All of such policies are sufficient for compliance with all Laws applicable to Primaeva or its business and all of its Contracts. Primaeva is not in default under any of such policies or binders, and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by Primaeva through the Closing Date.

    3.23        Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Robert W. Baird & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Primaeva. Primaeva has furnished to Syneron a complete and correct copy of all agreements between Primaeva and Robert W. Baird & Co. pursuant to which such firm would be entitled to any such payment.

    3.24        Customers and Distributors. Primaeva does not have as of the date hereof any customers and distributors.

    3.25        Suppliers. Section 3.25 of the Primaeva Disclosure Schedule sets forth the name of each supplier of Primaeva (the “Suppliers”). Primaeva’s relationships with its Suppliers are good commercial working relationships, and, within the last twelve (12) months, no Supplier has canceled, materially modified, or otherwise terminated its relationship with Primaeva, or materially decreased its services, supplies or materials to Primaeva nor, to Primaeva’s Knowledge, does any Supplier have any plan or intention to do any of the foregoing.

    3.26        Products. Section 3.26 of the Primaeva Disclosure Schedule sets forth a complete list of all outstanding Primaeva Products. There are (a) no inherent design defects or systemic or chronic problems in any Primaeva Product and (b) no liabilities for warranty or other claims or returns with respect to any Primaeva Product.

    3.27        Solvency. Primaeva has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

    3.28        Takeover Statutes. No “business combination,” “fair price,” “moratorium,”“control share acquisition” or other similar anti takeover statute or regulation under Delaware Law or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to Primaeva, the Merger or any of the other transactions contemplated by this Agreement.

    3.29        Disclosure. Primaeva makes no representation or warranty except as set forth in this Agreement and the Primaeva Disclosure Schedules. Notwithstanding the foregoing, the representations and warranties of Primaeva contained in this Agreement (including the Primaeva Disclosure Schedule) do not contain any known untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement (including the Primaeva Disclosure Schedule) not knowingly false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SYNERON AND MERGER SUB

        Syneron and Merger Sub hereby represent and warrant to Primaeva as of the date hereof and as of the Closing Date as follows:

    4.1        Organization and Qualification. Each of Syneron and Merger Sub is duly organized, validly existing and in good standing under the laws of its country or state of incorporation and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. Syneron is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing is not material.

    4.2        Authority.

    (a)        Each of Syneron and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Syneron Board. This Agreement has been duly and validly executed and delivered by Syneron and Merger Sub and assuming due authorization, execution and delivery by Primaeva and each other party hereto, constitutes a valid and binding obligation of Syneron and Merger Sub, enforceable against Syneron and Merger Sub in accordance with its terms.

    (b)        No corporate proceedings or stockholder approvals on the part of Syneron are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.

    4.3        Required Filings and Consents.

    (a)        The execution and delivery by Syneron and Merger Sub of this Agreement do not, and the performance by Syneron and Merger Sub of their covenants and agreements under this Agreement and the consummation by Syneron and Merger Sub of the transactions contemplated by hereby will not, (i) conflict with or violate the Syneron Articles of Association or the certificate of incorporation of Merger Sub, (ii) conflict with or violate any Legal Requirements applicable to Syneron or Merger Sub, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), pursuant to any Contract binding upon Syneron or Merger Sub or to which either is a party, except in the case of the preceding clauses (ii) through (iii), which is not material.

    (b)        The execution and delivery by Syneron and Merger Sub of this Agreement do not, and the performance by Syneron and Merger Sub of their covenants and agreements under this Agreement, and the consummation by Syneron of the transactions contemplated hereby (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under any foreign antitrust or competition Legal Requirement, (ii) the filing of the Certificate of Merger or other documents as required by the DGCL and (iii) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, financial condition or results of operations of Syneron.

    4.4        Merger Sub. Merger Sub is an indirect wholly-owned subsidiary of Syneron, was formed solely for the purpose of engaging in the Merger, has not conducted any business prior to the date hereof, and has no material assets or Liabilities, other than those incident to its formation and pursuant to this Agreement. Syneron owns beneficially all outstanding equity interests of Merger Sub free and clear of any Liens.

    4.5        Financing. Syneron has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate amount of the Initial Payment Shares.

ARTICLE V

CONDUCT OF BUSINESS

    5.1        Affirmative Obligations. Except (i) as expressly contemplated or permitted by this Agreement, or (ii) as approved in advance by Syneron in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Primaeva shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

    5.2        Negative Obligations. Except (i) as expressly contemplated or permitted by this Agreement, or (ii) with the prior written consent of Syneron, which shall not be unreasonably withheld, delayed or conditioned, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Primaeva shall not do any of the following:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

    (b)        authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities, except for the issuance and sale of shares of common stock pursuant to stock options outstanding prior to the date hereof;

(c) amend any of its securities;

    (d)        incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets;

    (e)        declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock;

(f) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g) forgive any loans to any of its employees, officers or directors;

    (h)        increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except the parties may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Legal Requirements (including any amendments necessary or desirable to remain exempt from or comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto);

    (i)        make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for transactions in the Ordinary Course of Business;

(l) except as may be required by applicable Legal Requirements or GAAP, make any change in any of the accounting principles or practices used by it;

    (m)        make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment or a material Tax Return;

(n) enter into any Material Contract;

(o) amend in any material respect any Primaeva Material Contract, or grant any release or relinquishment of any material rights under any Primaeva Material Contract;

(p) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any Primaeva Intellectual Property Right; or

(q) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(r) mortgage, pledge or subject to Lien, any of its assets or properties;

(s) authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $10,000;

    (t)        settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities reflected or reserved against in full in the Primaeva Financial Statements;

(u) initiate of any material Legal Proceeding;

    (v)        except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the Ordinary Course of Business;

    (w)        enter into a Contract to do any of the foregoing or Knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or Knowingly take any action which would make any of its representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

ARTICLE VI

ADDITIONAL AGREEMENTS

    6.1        No Solicitation.

    (a)        Immediately following the execution and delivery of this Agreement, Primaeva shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal relating to Primaeva.

    (b)        At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, neither Primaeva nor any of its directors or officers shall, and it shall use its commercially reasonable efforts to cause any investment banker, attorney or other advisor or representative retained by it to not (and shall not authorize or Knowingly permit them to), directly or indirectly:

(i) solicit, initiate, knowingly encourage or facilitate, or induce the making, submission or announcement of, an Acquisition Proposal relating to Primaeva;

    (ii)        furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to it, or afford access to its business, properties, assets, books or records (other than to the other party hereto or any designees of such other party) in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Primaeva or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Primaeva;

(iii) participate or engage in discussions or negotiations with any Person (other than the other party hereto) with respect to an Acquisition Proposal relating to Primaeva;

(iv) approve, endorse or recommend an Acquisition Proposal relating to Primaeva;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction relating to Primaeva; or

(vi) terminate, amend or waive any rights under any “standstill” or other similar Contract between it and any Person (other than the other party hereto);

provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Primaeva Stockholder Approval, Primaeva may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for such party in writing that such party’s board of directors reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for Primaeva in writing that such party’s board of directors reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal non-public information relating to Primaeva pursuant to a confidentiality agreement the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) Primaeva’s board of directors reasonably determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under Delaware Law, (2) at least two (2) Business Days prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, Primaeva gives Syneron written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case Primaeva shall give Syneron a copy of all written materials comprising or relating thereto) and of Primaeva’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, Primaeva furnishes such non-public information to Syneron (to the extent such information has not been previously furnished to Syneron).

    (c)        In addition to the obligations of Primaeva set forth in Section 6.1(a) and Section 6.1(b), Primaeva shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Syneron in writing of (i) any Acquisition Proposal it receives or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

    6.2        Board Recommendation.

    (a)        Subject to the terms of Section 6.2(b), the Primaeva Board shall recommend that the Primaeva Stockholders adopt this Agreement and approve the principal terms of the Merger (the “Primaeva Board Recommendation”).

    (b)        Subject to the terms of this Section 6.2(b), neither the Primaeva Board nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition in a manner adverse to Syneron, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Syneron, the Primaeva Board Recommendation (a “Primaeva Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Primaeva Stockholder Approval, the Primaeva Board may effect a Primaeva Board Recommendation Change, if and only if (A) prior to effecting such Primaeva Board Recommendation Change, Primaeva shall have given Syneron at least three (3) Business Days notice thereof and the opportunity to meet to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (B) the Primaeva Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Syneron pursuant to the immediately preceding clause) that the failure to effect such Primaeva Board Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under Delaware Law.

    (c)        Nothing set forth in this Section 6.2 shall (i) permit Primaeva to terminate this Agreement, (ii) affect any other obligation of Primaeva under this Agreement, (iii) limit the obligation of Primaeva to either duly call, give notice of, convene and hold a stockholder meeting or solicit written consents to obtain the Requisite Primaeva Stockholder Approval to adopt this Agreement and approve the principal terms of the Merger (the “Primaeva Stockholder Proposal”), (iv) relieve Primaeva of its obligation to submit to a vote of its stockholders the Primaeva Stockholder Proposal or (v) permit Primaeva to submit for a vote of its stockholders any Acquisition Proposal other than the Primaeva Stockholder Proposal.

    6.3        Primaeva Stockholder Approval.

    (a)        At such time as all of the conditions set forth in Article VII have been satisfied or waived (except for such conditions which by their nature can not be satisfied until the Closing, but which are capable of being satisfied), Primaeva shall obtain approval by written consent of the Primaeva Stockholders in lieu of a meeting for purposes of, (i) adopting this Agreement and approving the Merger, and all other transactions contemplated hereby and appointing Frazier Healthcare V, LP, as Stockholder Representative consenting to and agreeing to be bound by the indemnification obligations set forth in Article VIII of this Agreement and (ii) acknowledging the termination of the Stockholder Arrangements (as defined below) as of the Effective Time).

    (b)        As promptly as practicable after the date hereof, Primaeva shall use its commercially reasonable efforts to obtain written consents from the Primaeva Stockholders, in accordance with the requirements of Section 280G(b)(5)(B) of the Code, for any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”), as determined by Primaeva and subject to the review and approval of Syneron (such approval not to be unreasonably withheld), but only as to those payments, if any, where the recipients thereof have executed a waiver of his or her rights to receive the Section 280G Payments unless the 280G Shareholder Approval is obtained, such that such payments and benefits shall not be deemed to be Section 280G Payments, either at a meeting of the Primaeva Stockholders or pursuant to a written stockholder consent, all in accordance with Delaware Law and the Primaeva Certificate of Incorporation and ByLaws. In the event at least one Employee executes such a waiver, then with respect to each Employee who has executed such a waiver prior to the Effective Time Primaeva shall deliver to Syneron evidence reasonably satisfactory to Syneron that (A) a vote of the shareholders of Primaeva was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote pursuant to the preceding sentence (the “280G Shareholder Approval”), or (B) that the 280G Shareholder Approval was not obtained as to those payments where recipients thereof have executed a waiver of his or her rights to receive the Section 280G Payments unless the 280G Shareholder Approval is obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the shareholder vote.

    6.4        Efforts to Complete Merger; Regulatory Filings.

    (a)        Upon the terms and subject to the conditions set forth in this Agreement, each of Syneron, Merger Sub and Primaeva shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled;

    (ii)        obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Primaeva is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement;

    (iii)        obtain all necessary actions or non actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities;

    (iv)        seek to have vacated or otherwise lifted or removed any Order that has been issued or granted which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction; and

(v) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

    (b)        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Syneron or Primaeva to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

    6.5        Access; Notice and Consultation; Confidentiality.

    (a)        At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Interim Period”), upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, each of Syneron and Primaeva shall afford to the officers, employees, accountants, counsel and other representatives of the other party hereto, reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

    (b)        At all times during the Interim Period, each of Syneron and Primaeva shall give prompt notice to the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

    (c)        At all times during the Interim Period, each of Syneron and Primaeva shall give prompt notice to the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Primaeva Material Contract or (iii) any notice or other communication received by such party from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

    (d)        At all times during the Interim Period, each of Syneron and Primaeva shall promptly advise the other party hereto in writing of any litigation commenced after the date hereof against such party or any of its directors by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement or the transactions contemplated hereby and shall keep the other party hereto reasonably informed regarding any such litigation. Each of Syneron and Primaeva shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation.

    (e)        Notwithstanding anything to the contrary set forth herein, neither Syneron nor Primaeva shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. The parties shall use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

    (f)        All information acquired pursuant to the access granted or notice provided pursuant to this Section 6.5 shall be subject to the provisions of the Mutual Nondisclosure Agreement, dated May 13, 2009, between Syneron and Primaeva (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

    6.6        Public Announcements. Other than pursuant to any applicable Legal Requirement (including the requirements of the Securities and Exchange Commission or NASDAQ Global Market), neither Primaeva on the one hand nor Syneron and Merger Sub on the other hand shall issue any press release or make any public statement regarding the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that Syneron may issue a press release in the form previously agreed to by Primaeva relating to the execution of this Agreement.

    6.7        Primaeva Stock Options and Warrants. Prior to the Effective Time, Primaeva shall use its commercially reasonable efforts to allow for the treatment of Primaeva Stock Options and Primaeva Warrants in connection with the Merger as provided in Section 2.7, including, to the extent necessary (i) obtaining any consents from, and delivering any notices to, holders of Primaeva Stock Options or Primaeva Warrants and (ii) amending the terms of the Primaeva Plan to give effect to the provisions of Section 2.7.

    6.8        Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Primaeva and the Primaeva Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the transactions contemplated hereby, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

    6.9        Stockholder Arrangements. Primaeva shall use its commercially reasonable efforts to terminate, (a) the Second Amended and Restated Investors’ Rights Agreement, dated as of September 3, 2008, by and among Primaeva and the parties named therein, (b) the Amended and Restated Voting Rights Agreement, dated as of September 3, 2008, by and among Primaeva and the parties named therein and (c) any other agreements among Primaeva and its stockholders (collectively, the “Stockholder Arrangements”). The agreements to terminate the Stockholder Arrangements will be in forms reasonably acceptable to Syneron and will provide that following the Effective Time, neither the Surviving Company nor Syneron will have any obligations or liabilities under the Stockholder Arrangements.

    6.10        Spreadsheet. Primaeva shall deliver a spreadsheet in substantially the form attached hereto as Schedule 6.10 (as the same may be updated as described below, the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of Primaeva as of the Closing and which shall separately list, as of the Closing, (i) all Primaeva Stockholders and Plan Participants, and as applicable, their respective addresses of record, the number of shares of Primaeva Capital Stock held by such persons (including the respective certificate numbers), the date of acquisition of such shares, the amount of the Initial Payment Share, Primaeva Expenses Share, Escrow Amount Share, Stockholder Initial Actual Cash Payment, Plan Participant Initial Actual Cash Payment, Milestone I Payment, Milestone II Payment and Milestone III Payment applicable to such Primaeva Stockholder and Plan Participant, and such other information relevant thereto or which Syneron may reasonably request, (ii) all Primaeva Stock Options and Primaeva Warrants that have been exercised and the name of each such Primaeva Optionholder or Primaeva Warrant and all Primaeva Stock Options and Primaeva Warrants that have not been exercised and the name of each such Primaeva Optionholder or Primaeva Warrant. Primaeva shall deliver the Spreadsheet two (2) Business Days prior to the Closing Date. The certification of the completeness and correctness of the Spreadsheet as of the Closing will be based on the assumption that there are no changes in the information required to be set forth therein between the date of delivery and the Closing. Primaeva will use commercially reasonable efforts to avoid the occurrence of any such changes and will deliver an updated Spreadsheet, similarly certified, promptly after the occurrence of any such changes; provided, however, that no updates may be made to the Spreadsheet after the Effective Time, except that the Securityholder Representative may update it to the extent necessary to reflect the release of the Indemnification Escrow Fund, the Securityholder Representative’s Reserve and as contemplated under Section 2.7(a)(iii). Upon delivery of the Spreadsheet, Schedule 2.7(a) shall be updated accordingly.

    6.11        FIRPTA Certificate. On or within 30 days prior to the Closing Date, Primaeva shall deliver to Syneron (i) a properly executed statement certifying that interests in Primaeva are not “U.S. real property interests” in a form reasonably acceptable to Syneron for purposes of satisfying Syneron’s obligations under Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice to the IRS regarding such certificate and in compliance with Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Syneron to deliver such notice on behalf of Primaeva upon the Closing.

    6.12        Primaeva Expenses. At least two days prior to the Closing Date, Primaeva shall deliver to Syneron a certificate, executed by an authorized officer of Primaeva, setting forth in reasonable detail and as of the Closing Date, the amount of the Primaeva Expenses. At the Effective Time, Syneron shall pay the amount of such Primaeva Expenses to the payees thereof as identified by Primaeva. Notwithstanding anything to the contrary in this Agreement, the parties agree that Primaeva shall be permitted to use its available cash to pay off all or a portion of the Primaeva Expenses; provided that Primaeva maintains a positive cash balance as of the Effective Time.

    6.13        Indemnification; Insurance.

    (a)        Within a reasonable time following the Closing, Syneron will arrange and pay for a six (6) year run-off director and officer liability insurance policy, effective as of the Closing, for the benefit of the directors and officers of Primaeva prior to the Closing Date. The run-off policy will provide continuing liability coverage, equivalent as to limits, deductibles and other features to the current director and officer liability insurance policy, for claims made against the directors and officers of Primaeva prior to the Closing Date during the term of the policy following the Closing Date for actions taken by or omitted to be taken by them prior to the Closing Date.

    (b)        Notwithstanding Section 6.13(a), all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the indemnification agreements set forth on Section 6.13(b) of the Primaeva Disclosure Schedule (as in effect on the date hereof) shall be assumed by the Surviving Company (and its successors and assigns) in the Merger without further action as of the Effective Time and shall survive the Merger and shall, following the Closing, continue in full force and effect in accordance with their terms.

    6.14        Operation of the Surviving Company. After the Effective Time until December 31, 2012, Syneron shall cause the Surviving Company to, and the Surviving Company shall, use its commercially reasonable efforts to commercialize products or kits that utilize or incorporate the Core Technology in order to give effect to the transactions contemplated hereby.

    6.15        Baird Contingent Payment. At the time the Milestone I Payments, if any, are made pursuant to Section 2.7(a)(iii), the Surviving Company shall pay the Baird Contingent Payment to Robert W. Baird &Co.

ARTICLE VII

CONDITIONS TO THE MERGER

    7.1        Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Syneron, Merger Sub and Primaeva to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements), at or prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Primaeva Stockholder Approval shall have been obtained.

    (b)        No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Syneron or Primaeva have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which Syneron or Primaeva have substantial business or operations.

    (c)        No Prohibitive Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Syneron or Primaeva have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger.

    7.2        Additional Conditions to Obligations of Syneron and Merger Sub. The obligations of Syneron and Merger Sub to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver, on or prior to the Effective Time, of each the following additional conditions (each of which conditions may be waived solely by Syneron and Merger Sub in their sole discretion):

    (a)        Representations and Warranties. The representations and warranties of Primaeva set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Primaeva Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of Primaeva set forth in the Agreement for purposes of this Section 7.2(a), (1) all “Primaeva Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties), (2) any update of or modification to the Primaeva Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded; and (3) the representations and warranties set forth in Section 3.3 and Section 3.4 shall be true in all respects (other than immaterial numerical inaccuracies in Section 3.3 that reflect a deviation of no more than two (2) shares), in each case as of the date hereof and as of the Closing Date; and Syneron shall have received a certificate signed for and on behalf of Primaeva by an authorized executive officer of Primaeva to the foregoing effect.

    (b)        Agreements and Covenants. Primaeva shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Syneron shall have received a certificate signed for and on behalf of Primaeva by an authorized executive officer of Primaeva to the foregoing effect (the certificate referred to in Section 7.2(a) and this Section 7.2(b), the “Primaeva Closing Certificate”).

(c) No Primaeva Material Adverse Effect. Since the date hereof, there shall not have occurred any Primaeva Material Adverse Effect that is continuing.

(d) Termination of Agreements. The Stockholder Arrangements shall be inapplicable to the transactions contemplated by this Agreement and shall have been terminated.

    (e)        Spreadsheet. Primaeva shall have delivered two (2) Business Days prior to the Closing Date to Syneron and the Paying Agent the Spreadsheet, which shall have been certified as true and correct by the Chief Executive Officer and the Chief Financial Officer of Primaeva.

    (f)        Employment Agreements. Each of Bankim Mehta, Dany Berube, Scott McGill, and Daryl Bordon shall have accepted Syneron’s offer of at will employment with Syneron or an Affiliate of Syneron, to become effective immediately upon the Closing, and the offer letters executed and delivered by each of such persons contemporaneously with the execution of this Agreement shall continue to be in full force and effect.

(g) Legal Opinion. Syneron shall have received a legal opinion of Latham & Watkins LLP, dated as of the Closing Date, in substantially the form attached as Exhibit A hereto.

(h) Delivery of FRIFTA and Primaeva Expenses Certificate. Syneron shall have received the certificates and other documents contemplated by Section 6.11 and Section 6.12.

(i) Waivers. Each of Bankim Mehta, Dany Berube, Scott McGill, and Daryl Bordon shall have signed the waiver and release substantially in the form attached as Exhibit B hereto.

    (j)        Preferred Stockholders Certificates. Each holder of Primaeva Preferred Stock shall have delivered to Syneron a certificate regarding such holder’s stockholding in the Company in the form previously agreed to between Syneron and the Preferred Stockholders.

    7.3        Additional Conditions to Obligation of Primaeva. The obligation of Primaeva to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions (each of which conditions may be waived solely by Primaeva in its sole discretion):

    (a)        Representations and Warranties. The representations and warranties of Syneron and Merger Sub set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), except in the case of the foregoing clauses (i) and (ii), for any failure to be so true and correct which is not material, individually or in the aggregate; and Primaeva shall have received a certificate signed for and on behalf of Syneron by an authorized executive officer of Syneron to the foregoing effect.

    (b)        Agreements and Covenants. Syneron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Primaeva shall have received a certificate signed for and on behalf of Syneron by an authorized executive officer of Syneron to the foregoing effect (the certificate referred to in Section 7.3(a) and this Section 7.3(b), the “Syneron Closing Certificate”).

ARTICLE VIII

INDEMNIFICATION; SECURITYHOLDER REPRESENTATIVE

    8.1        Survival of Representations, Warranties and Covenants. The representations and warranties of Primaeva contained in this Agreement, or in the Primaeva Closing Certificate, shall survive until the date that is fifteen (15) months following the Closing Date (the “Expiration Time”); provided, however, that the representations and warranties contained in Section 3.3 (Capitalization), Section 3.13 (Employee Benefit Matters), Section 3.16 (Tax Matters) and Section 3.18 (Intellectual Property Matters) shall survive until, and claims based upon or arising out of such representations and warranties, and claims pursuant to Section 8.2, may be asserted any time prior to sixty (60) days after the expiration of all relevant statutes of limitation (including any extensions thereof), to the extent such date is later than the Expiration Date (the “Extended Expiration Date”). The representations and warranties of Syneron contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until fifteen (15) months following the Closing Date.

    8.2        Indemnification. Subject to the terms, conditions and limitations set forth in this Agreement, from and after the Effective Time, the Primaeva Stockholders and Plan Participants, (collectively, the “Indemnifying Parties”) shall severally and not jointly indemnify and hold Syneron and its officers, directors and affiliates, including the Surviving Company (collectively, the “Indemnified Parties”), harmless against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’fees, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any failure of any representation or warranty of the Primaeva set forth in Article III of this Agreement (as qualified by the Primaeva Disclosure Schedule) to be true and correct or in the Primaeva Closing Certificate to be true and correct as of the date hereof or thereof, (ii) any failure by Primaeva to perform or comply with any covenant applicable to it contained in this Agreement; (iii) any failure of the Spreadsheet to be true and correct in all respects, (iv) any Primaeva Expenses (to the extent neither previously paid by Primaeva nor previously deducted from the payments made under this Agreement), and (v) any Dissenting Share Payments. The Indemnifying Parties shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Primaeva, Syneron, or the Surviving Company with respect to any Loss claimed by an Indemnified Party.

    8.3        Limitations on Indemnification.

    (a)        The indemnification provisions set forth in Section 8.2 shall be the sole and exclusive remedy under this Agreement for the matters set forth therein; provided, however, nothing in this Article VIII prevents an Indemnified Party from bringing an action for fraud, intentional misconduct or willful breach.

(b) The Indemnification Escrow Amount shall be held as the Indemnified Parties’ security for the Indemnifying Parties’ indemnification obligations under Section 8.2.

(c) The Indemnified Parties shall have a right to set off any Loss claimed by an Indemnified Party against any Milestone Payment that may be owed pursuant to Section 2.7(a)(iii).

    (d)        Recovery against the Indemnification Escrow Amount and set off against the Milestone Payments that may be owed pursuant to Section 2.7(a)(iii) (if any) shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under Section 8.2, except in the case of fraud, intentional misconduct or willful breach (with respect to which the limitations set forth in this sentence shall not apply).

    (e)        The Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2 unless and until the aggregate amount of all Losses related thereto for which the Indemnified Parties would, but for this proviso, be liable exceed One Hundred Thousand U.S. Dollars ($100,000) in the aggregate (the “Threshold Amount”), in which case the Indemnified Party shall be entitled to recover pursuant to the indemnity set forth in Section 8.2 all claimed Losses.

    (f)        The Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2 for Losses (i) in excess of Four Million U.S. Dollars ($4,000,000) in the aggregate, except in the case of fraud, intentional misconduct or willful breach (with respect to which the limitations set forth in this sentence shall not apply) or (ii) to the extent that any such Loss is also covered under any insurance policy maintained by the Indemnified Parties and payment therefor has been received by the Indemnified Parties.

    (g)        Except with respect to claims based upon or arising out of fraud, intentional misconduct or willful breach, no claim for indemnification hereunder for breach of any representation or warranty may be brought after the Expiration Date or the Extended Expiration Date, as applicable, except for claims of which the Indemnifying Parties has been notified in writing prior to Expiration Date or the Extended Expiration Date, as applicable.

    (h)        Nothing in this Agreement shall limit the liability of the Indemnifying Parties (and the indemnification shall not be the exclusive remedy) in respect of any Losses arising out of any fraud, intentional misconduct or willful breach.

(i) It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

    (j)        Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that any Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing (other than knowledge arising directly out of the disclosure set forth in the Primaeva Disclosure Schedule).

    (k)        Nothing in this Agreement shall limit the liability of Primaeva, Syneron or the Indemnifying Parties for any material and willful breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Closing does not occur.

    8.4        Escrow.

    (a)        Escrow Fund. By virtue of this Agreement and as security for the indemnity obligations provided for in Section 8.2 hereof, at the Closing, each of the Indemnifying Parties will be deemed to have received and deposited with the Escrow Agent such Indemnifying Party’s Escrow Amount Share without any act of the Indemnifying Parties. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. At the Closing, Syneron will deposit the Indemnification Escrow Amount with the Escrow Agent, such deposit of the Indemnification Escrow Amount to constitute an escrow fund (the “Indemnification Escrow Fund”) to be governed by the terms set forth herein.

(b) Escrow Period; Distribution upon Termination of Escrow Period.

    (i)        Subject to the following requirements, the Indemnification Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time in California, at the Expiration Time (the “Indemnification Escrow Period”); provided, however, that the Indemnification Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Syneron, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Securityholder Representative prior to the Indemnification Escrow Period termination date with respect to facts and circumstances existing prior to the Expiration Time.

    (ii)        (x) Within two (2) Business Days following the Expiration Time, the Escrow Agent shall deliver the amount remaining in the Indemnification Escrow Fund that is not required to satisfy any then pending claims against the Indemnification Escrow Fund to the Primaeva Stockholders and Plan Participants, and (y) within two (2) Business Days after resolution of such claims pending at the Expiration Time, the Escrow Agent shall deliver all amounts remaining in the Indemnification Escrow Fund to the Primaeva Stockholders and Plan Participants, in the case of each of clauses (x) and (y), in accordance with the allocations of Schedule 2.7(a) as updated by the Spreadsheet; provided that prior thereto, the Securityholder Representative shall, with 15 days’ prior written notice to Syneron, have revised Schedule 2.7(a) as updated by the Spreadsheet to the extent necessary to reflect the distribution of such amount in accordance with the provisions of the Primaeva Certificate of Incorporation and/or the Bonus Plan, each as in effect as of the Closing Date, unless Syneron has disputed that such revision is required by the provision of the Primaeva Certificate of Incorporation and/or the Bonus Plan, in which event the parties shall in good faith attempt to resolve such dispute through discussion. If the Securityholder Representative and Syneron are unable to resolve such dispute within 15 days of the date Syneron has first disputed the revision, either party may demand arbitration of the matter and shall follow the applicable arbitration procedures set forth in Section 8.4(f). The Escrow Agent shall deliver any amounts to be distributed to the Plan Participants pursuant to this Section 8.4(b) to the Surviving Company, or to any other U.S. subsidiary of Syneron designated by Syneron, which shall then distribute the amounts to the Plan Participants as soon as reasonably practicable, provided it shall be entitled to withhold such amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements relating to Taxes as an obligation of the Plan Participants as provided in Section 2.8(e).

(c) Protection of Escrow Fund; Tax Matters.

    (i)        The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Syneron and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII, provided, however, that for income tax purposes all amounts in the Indemnification Escrow Fund shall be treated as owned by the immediate U.S. parent of the Surviving Company at the Effective Time.

    (ii)        Any interest earned on the cash portion of the Escrow Fund shall be added to the Indemnification Escrow Fund and become a part thereof and subject to claim by the Indemnified Parties under Section 8.2 hereof. Such interest shall be reported as income of Syneron for U.S. federal income tax purposes, provided, however, that Syneron shall be entitled to recover from the Indemnification Escrow Fund any taxes paid or payable by Syneron on such interest (up to the amount of such interest).

(d) Claims for Indemnification.

    (i)        An Indemnified Party may seek recovery of Losses pursuant to this Article VIII by delivering to the Securityholder Representative, with a copy simultaneously provided to the Escrow Agent, an Officer’s Certificate in respect of such claim. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by an authorized executive officer of Syneron: (A) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Notwithstanding any other provision of this Agreement, the Indemnified Parties may not seek to recover indemnification or other relief for exemplary or punitive damages (unless such damages are incurred by the Indemnified Party as a result of a third party claim).

    (e)        Objections to Claims against the Indemnification Escrow Fund. For a period of thirty (30) days after delivery of an Officer’s Certificate to the Escrow Agent by an Indemnified Party, the Escrow Agent shall make no delivery to Syneron of any Indemnification Escrow Amount hereof unless the Escrow Agent shall have received written authorization from the Securityholder Representative to make such delivery. After the expiration of such thirty (30) day period, subject to the limitations set forth in Section 8.3, the Escrow Agent shall make delivery of such amount from the Indemnification Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Securityholder Representative, shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such thirty-day period.

(f) Resolution of Conflicts; Arbitration.

    (i)        In case the Securityholder Representative delivers an Objection Notice in accordance with Section 8.4(e), the Securityholder Representative and Syneron shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative and Syneron should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnification Escrow Fund in accordance with its terms.

    (ii)        If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Syneron or the Securityholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Syneron and the Securityholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Syneron and the Securityholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such 30-day period, Syneron and the Securityholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Securityholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Syneron and if the Syneron fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Securityholder Representative.

    (iii)        Any such arbitration shall be held in San Mateo County, California, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Funds in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party.

    (iv)        Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VIII, whether relating to claims with respect to the Escrow Funds, or to other indemnification obligations set forth in this Agreement, including any claim to a right of set off against the Milestone Payment pursuant to Section 8.3(c).

    (g)        Third Party Claims. In the event that Syneron receives notice of a third party claim (“Third Party Claim”) which would reasonably be expect to result in a demand against the Indemnification Escrow Fund, Syneron shall promptly notify the Securityholder Representative of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Securityholder Representative, on behalf of the Indemnifying Parties, has been actually prejudiced as a result of such failure. The notice of Third Party Claim shall include, based on the information then available to Syneron, a summary in reasonable detail of the basis for the Third Party Claim and a reasonable estimate of the Losses. The Securityholder Representative may, at his election, undertake and conduct the defense of such Third Party Claim. In such case, the Indemnified Party may continue to participate in the defense of such Third Party Claim, provided, however, that following the Securityholder Representative’s assumption of the defense of such Third Party Claim, all legal or other expenses subsequently incurred by the Indemnified Party shall be borne by the Indemnified Party. If (i) the Securityholder Representative has failed to assume the defense of such Third Party Claim within thirty (30) days of the Syneron’s delivery of notice of such Third Party Claim to the Securityholder Representative, (ii) the amounts reasonably expected to be incurred in connection with such Third Party Claim and all other outstanding claims on the Indemnification Escrow Fund exceeds the amount remaining in the Indemnification Escrow Fund, (iii) the Third Party Claim includes a claim for injunctive relief that is material to Syneron’s business, (iv) a conflict between the Indemnified Party and the Indemnifying Party arises or (v) if the litigation or outcome of such Third Party Claim would reasonably be expected to impact Syneron’s or the Surviving Company’s business in addition to the monetary damages paid in the claims (including, without limitation, any claim involving the Primaeva Intellectual Property Rights), then Syneron shall have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party. The Indemnified Party and the Securityholder Representative will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any Third Party Claim subject to this Section 8.4(g). To the extent that the Indemnified Party or the Securityholder Representative does not participate in the defense of a particular Third Party Claim, the party so proceeding with such Third Party Claim shall keep the other party informed of all material developments and events relating to such Third Party Claim. No Third Party Claim subject to this Section 8.4(g) shall be settled, adjusted or compromised without the written consent of both the Indemnified Party and the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with joint written instructions received from Syneron and the Securityholder Representative. In the event that the Securityholder Representative has consented to any settlement, neither the Securityholder Representative nor any Indemnifying Person shall have any power or authority to object under Section 8.4(e) or any other provision of this Article VIII to any claim by any Indemnified Person against the Indemnification Escrow Fund for indemnity in the amount of such settlement.

    8.5        Securityholder Representative.

    (a)        By virtue of the approval of the Merger and this Agreement by the Primaeva Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint Frazier Healthcare V, LP in as their agents and attorney in facts, as the Securityholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Funds in satisfaction of claims by such Indemnified Party pursuant to Article VIII, to object to such payments, to audit and dispute Syneron’s calculation of Net Revenue and Milestone Payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time; provided, however, that the Securityholder Representative may not be removed unless holders of a majority of the Total As-Converted Outstanding Common Shares agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by the holders of a majority of the Total As-Converted Outstanding Common Shares. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services. Notices or communications to or from the Securityholder Representatives shall constitute notice to or from the Indemnifying Parties.

    (b)        The Securityholder Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment of all of its out-of-pocket expenses incurred as Securityholder Representative to be paid from the Securityholder Representative Reserve.

    (c)        The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.3 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and Syneron may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Syneron are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the either of Securityholder Representative.

ARTICLE IX

TERMINATION

    9.1        Termination. Notwithstanding the prior receipt of the Requisite Primaeva Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party hereto):

(a) by mutual written consent duly authorized by the Primaeva Board and the Syneron Board; or

    (b)        by either Syneron or Primaeva if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction in which Syneron or Primaeva have substantial business or operations, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which Syneron or Primaeva have substantial business or operations or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Syneron or Primaeva have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the Merger in any jurisdiction in which Syneron or Primaeva have substantial business or operations, and such Order has become final and non-appealable; or

    (c)        by either Syneron or Primaeva if the Merger shall have not been consummated by January 14, 2010 (the “Termination Date”); and provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VII having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement; or

    (d)        by either Syneron or Primaeva (provided it is not then in material breach of any of its agreements or other covenants under this Agreement) in the event of (i) a breach of any covenant or agreement set forth in this Agreement by the other party hereto or (ii) any inaccuracy in the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) in the case of Syneron, or Section 7.3(a) or Section 7.3(b) in the case of Primaeva, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) may not terminate this Agreement pursuant to this Section 9.1(d) if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period); or

    (e)        by Primaeva immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) Primaeva has not breached or violated (or be deemed, pursuant to the terms thereof, to have breached or violated) the terms of Section 6.1 or Section 6.2, (B) subject to the terms of this Agreement, the Primaeva Board has effected a Primaeva Board Recommendation Change and authorized Primaeva to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, and (C) immediately following such termination Primaeva enters into a definitive agreement to effect such Superior Proposal; or

(f) by Syneron in the event of a Triggering Event regarding Primaeva.

    9.2        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 9.2 and Article X shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

    10.1        Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission (including by email), with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to Syneron or Merger Sub:

Syneron Medical Ltd. Industrial Zone Tavor Building P.O.B. 550 Yokneam Illit 20692 Israel Attention: General Counsel Facsimile: 972-73-244-2202

With a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center, Round Building Tel Aviv 67021 Israel Attention: Einat Meisel, Esq. Facsimile: 972-3-607-4411

(b)	If to Primaeva:

Primaeva Medical, Inc. Hacienda Dr., Suite 100, Pleasanton, CA 94588 Facsimile: 925-621-6101

With a copy (which shall not constitute notice) to:

Latham & Watkins 140 Scott Drive Menlo Park, CA 94025 Attention: Mike Hall Facsimile: 650-463-2600

(c)	If to the Securityholder Representatives, to:

Frazier Healthcare V, LP Two Union Square 601 Union Street, Suite 320 Seattle, WA 98101 Attn: Trevor Moody Facsimile: 206-621-1848

(d)	If to the Escrow Agent, to:

U.S. Bank National Association Corporate Trust Services One California Street Suite 1000 San Francisco, CA 94111 Attention: Claude Acoba Tel. # (415) 273-4532 Facsimile No.: 415-273-4590

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

    10.2        Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Syneron, Merger Sub and Primaeva; provided, however, that, after the adoption of this Agreement by the Primaeva Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.

    10.3        Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

    10.4        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

    10.5        Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    10.6        Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that following the Effective Time Syneron and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 10.6 shall relieve Syneron of any of its obligations hereunder.

    10.7        Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    10.8        Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law provisions thereof.

    10.9        Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within the State of California in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

    10.10        Waiver of Jury Trial. EACH OF SYNERON, MERGER SUB AND PRIMAEVA HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF SYNERON, MERGER SUB OR PRIMAEVA IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

    10.11        Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

    10.12        Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Syneron, Merger Sub, Primaeva, Escrow Agent and Securityholder Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYNERON MEDICAL LTD.

By: /s/ Fabian Tenenbaum
Name: Fabian Tenenbaum
Title: CFO

REVIVE HOLDING SUB INC.

By: /s/ Fabian Tenenbaum
Name: Fabian Tenenbaum
Title: President

PRIMAEVA MEDICAL, INC.

By: /s/ Bankim Mehta
Name: Bankim Mehta
Title: CEO

ESCROW AGENT

By: /s/ Claude Acoba
Name: Claude Acoba
Title: Vice President

SECURITYHOLDER REPRESENTATIVE

Frazier Healthcare V, LP
By FHM V, LP, its general partner
By FHM V, LLC, its general partner

By: /s/ Trevor Moody
Name: Trevor Moody
Title: Member

Exhibit A

October __, 2009

To:

Primaeva Medical, Inc. (the “Corporation”)

Re:    Letter of Waiver and Release (this “Release”)

I, __________________, of __________________, hereby acknowledge, declare and confirm the following:

        1.     I am signing this document of my own free will and after being made fully aware of all my rights and obligations. I understand that this document is a legally binding document that relates to rights, benefits and payments to which I am entitled under applicable law as well as various agreements with the Corporation. Prior to signing this document, I have read it carefully and I have consulted with such experts, as I have deemed appropriate.

        2.     I was informed that the Corporation has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 14, 2009, with Syneron Medical Ltd. (“SML”) and a wholly owned subsidiary of SML (the “Merger”). The effective date of the Merger as contemplated in the Merger Agreement is referred to herein as the “Effective Date”. As of the Effective Date, my employment with the Corporation will cease and my employee-employer relationship with the Corporation will end and I will commence employment with Syneron, Inc. (“Syneron”) under the terms of the offer letter I signed with Syneron on October 14, 2009 (the “Offer Letter”).

        3.     I hereby acknowledge and agree that as further contemplated by the Offer Letter, subject to the consummation of the Merger, the Change of Control and Severance Agreement between me and the Corporation, dated September 1, 2009 (the “Severance Agreement”), shall be terminated immediately prior to the Merger, and shall be of no further force and effect, with respect to the Merger or otherwise and I will receive no payments under the Severance Agreement.

        4.     I am a “Participant” under the Corporation’s Management and Employee Carve-Out Plan which was adopted by the Corporation’s Board of Directors on ______________, 2009 (the “Carve-Out Plan”). I hereby acknowledge, declare and confirm that the compensation to be paid to me as a “Plan Participant” (as such term is defined in the Merger Agreement) under the Merger Agreement (the “Carve-Out Plan Compensation”) reflects the full compensation to which I am entitled under the Carve-Out Plan.

        5.     The Corporation has prepared a final accounting report entitling me to an outstanding aggregate amount of US$ ________ for unpaid salary, vacation and other benefits to which I am entitled as of the Effective Date (the “Cash Compensation”). The Carve-Out Plan Compensation and Cash Compensation reflect the only remaining compensation to which I am entitled to receive from the Corporation, and I am not and will not be entitled to any other form of compensation, commission, fee, bonus, reimbursement, vacation, bonuses, severance payments, or any other form of payment, in money, or otherwise, by virtue of any agreement or custom or by virtue of any other grounds, even if not specifically mentioned in this Release.

        6.     Following my execution of this Release, the Offer Letter and the Proprietary Information and Inventions Agreement between Syneron and me dated October 14, 2009 (the “PIIA”), and in consideration for and conditioned on my compliance with each and every commitment and obligation set forth in this Release, Syneron will employ me pursuant to the terms as set forth in the Offer Letter (“Consideration”). I acknowledge and agree that but for this Release I would not be entitled to employment with Syneron and further that if I exercise any right of revocation prior to the expiration of the applicable revocation period specified in Section 16 of this Release, the Offer Letter will be automatically revoked and my employment with Syneron will be terminated for cause and I will not be eligible to receive any Consultation Benefits.

        7.     I, on my own behalf and for my spouse, children, successors, heirs, executors, trustees, and assigns, hereby irrevocably and unconditionally release, waive, remise and discharge the Corporation on the one hand, and SML and Syneron on the other hand, as the Corporation’s successors, and each of their respective owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, former employees, accountants, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates (and owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, accountants, attorneys, benefit plans and insurers of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, or under or in concert with any of them (collectively the “Releasees”) from any and all claims, causes of action, demands, complaints and liabilities (including but not limited to attorneys’ fees) of any kind whatsoever, whether now known or unknown, suspected or claimed, which I have or may claim to have against any Releasee relating to or arising out of any matter or thing which occurred on or prior to the date of execution of this Agreement, including, without limitation, any and all matters arising out of or relating to my ownership interest in the Corporation or my employment with the Corporation and claims under the Severance Agreement and the Carve-Out Plan (except nothing in this Release shall be construed to waive any claims I may have concerning payments I am entitled to as a Plan Participant under the Merger Agreement).

        8.     The released, waived, and discharged claims also include, but are not limited to claims of any kind for unfair business practices, including without limitation, unfair competition, wrongful discharge, constructive discharge, defamation, invasion of privacy, infliction of emotional distress, misrepresentation or fraudulent inducement, breach of any express or implied contract, claims arising under any company handbook, manual, policy, or practice, any other claims for severance pay, attorneys fees and costs, expenses, benefits, bonuses, back pay, future wage loss, front pay, claims for benefits under any employee benefit plan or program, claims for a breach of an implied covenant of good faith and fair dealing, claims for interference with contract, negligence, or claims under any federal, state, municipal, or local insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations, public policy, contract or tort laws, or any claim of retaliation under such laws, or any claim arising under common law, or under the constitution or any amendments thereto, or any other claim which could be asserted against the Releasees or which arise out of the my employment relationship with the Corporation or the termination of that employment relationship.

        9.     The released, waived, and discharged claims also include, but are not limited to Federal and State claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act (ERISA), as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN Act); the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); the California Business & Professions Code Section 17200 et seq.; or any other federal, state, municipal and/or local statutes, regulations, or ordinances of any kind.

        10.     I acknowledge and agree that this Release does not cover any non-waivable claims that I cannot lawfully waive or release.

        11.     To the extent not prohibited by applicable law, I shall not commence, participate in, or voluntarily provide assistance in connection with any grievance, action, suit or proceeding against the Corporation or SML or Syneron before any court, administrative agency or other tribunal, nor shall I directly or indirectly encourage any other person to engage in any such activities. In the event that I am served with or otherwise receive a summons, subpoena or any other legal notice requiring me to provide assistance in connection with any grievance, action, suit or proceeding against the Corporation SML or Syneron before any court, administrative agency or other tribunal, I shall notify the Corporation SML and Syneron of such service or receipt, by sending a copy of such summons, subpoena or legal notice by hand delivery or by registered mail within 5 (five) days of such service or receipt.

        12.    Waiver of Known & Unknown Claims, Including A Specific Waiver of California Civil Code Section 1542. I expressly waive all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California or any other comparable state statute) which limits the effect of a release with respect to unknown claims. I understands the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims (such as under Section 1542 of the California Civil Code or under any other comparable state statute). For instance, I expressly waive Section 1542 of The Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

        I hereby specifically acknowledge and agree that my waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

        13.     I agree to keep the terms and conditions of this Release confidential, and not to discuss or disclose them to any other persons, including, but not limited to, former or current employees or customers of the Corporation, but excluding my spouse, immediate family, attorneys, accountants, or tax preparers (each of whom shall be advised of the necessity to maintain confidentiality), except as required by law or pursuant to legal proceedings.

        14.     This Release contains the complete understanding between me and the Corporation relating to the subject matter thereof and cannot be changed unless by written agreement of both me and the Corporation.

        15.     This Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and this Release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. Nevertheless, I knowingly and voluntarily waive all rights or claims (that arose prior to my execution of this Release) that I may have against the Corporation and the other Releasees, to receive any monies, benefits or other remedial relief of any nature (including without limitation, reinstatement, front and/or back pay, damages and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.

        16.    Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination In Employment Act (“ADEA”). I acknowledge that I have been advised by this writing that: (a) my waiver and release does not apply to any claims that arise after my execution of this Release; (b) I should consult with, with an attorney prior to executing this Release; (c) I have twenty-one (21) calendar days after my receipt of this Release to consider this Release and execute it (although I may by my own choice execute this Release earlier, but may not do so before the Effective Date); (d) I have seven (7) calendar days following my execution of this Release to revoke it in writing; and (e) this Release shall not be effective or enforceable until the eighth calendar day after I execute this Agreement, provided I have not exercised my right of revocation. I further acknowledge and agree that (i) the Consideration given for this Release is in addition to anything of value to which I am already is entitled; (ii) but for this Release, I would not be entitled to the Consideration specified in Section 6, above; and (iii) I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act, as amended.

        I may revoke this Release within seven (7) calendar days after I execute of this Release by giving the Corporation written notice of my revocation of this Agreement by delivering such notice ( e.g., by hand delivery, facsimile or overnight mail) to __________________________________________ Fax ___________ with a copy to Mr. Leor Porat via email at leorp@syneron.com. Such notice must be received by the Corporation before the expiration of the seven (7) day revocation period, and the Release will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Release by me.

        17.     Should any provision in this Release be deemed illegal or unenforceable for any reason, I agree to promptly, upon the Corporation’s request, execute a new general release of all claims against the Corporation and the other Releasees and/or a new provision that is legal and enforceable. I further acknowledge and agree to cooperate with the Corporation and its counsel in seeking any governmental or court approval of the terms of this Release in order to ensure that it is enforceable as written.

        18.     I agree and acknowledge that I will cooperate with the Corporation and the other Releasees, and their counsel, including, without limitation, by making myself available to meet with representatives of the Corporation or the Releasees in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during my employment with the Corporation in which I was involved, or of any other matter which I may have knowledge or other information.

        19.     I am fully aware of all of my rights and I acknowledge, declare, confirm and agree to all that is stated above.

        20.     I represent and warrant to SML and the Company that I was represented by legal counsel during the negotiations of the terms of this Release, and that the terms of this Release were negotiated by my counsel and the Company’s counsel.  The language of this Release shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto.

        IN WITNESS WHEREOF, I have hereunto voluntarily set my hand of my own free will under seal as to the date written above.

           [signature]

[_________________]

October __, 2009

To:

Primaeva Medical, Inc. (the “Corporation”)

Re:    Letter of Waiver and Release (this “Release”)

I, __________________, of __________________, hereby acknowledge, declare and confirm the following:

        1.     I am signing this document of my own free will and after being made fully aware of all my rights and obligations. I understand that this document is a legally binding document that relates to rights, benefits and payments to which I am entitled under applicable law as well as various agreements with the Corporation. Prior to signing this document, I have read it carefully and I have consulted with such experts, as I have deemed appropriate.

        2.     I was informed that the Corporation has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 14, 2009, with Syneron Medical Ltd. (“SML”) and a wholly owned subsidiary of SML (the “Merger”). The effective date of the Merger as contemplated in the Merger Agreement is referred to herein as the “Effective Date”. As of the Effective Date, my employment with the Corporation will cease and my employee-employer relationship with the Corporation will end and I will commence employment with Syneron, Inc. (“Syneron”) under the terms of the offer letter I signed with Syneron on October 14, 2009 (the “Offer Letter”).

        3.     I hereby acknowledge and agree that as further contemplated by the Offer Letter, subject to the consummation of the Merger, the Change of Control and Severance Agreement between me and the Corporation, dated September 1, 2009 (the “Severance Agreement”), shall be terminated immediately prior to the Merger, and shall be of no further force and effect, with respect to the Merger or otherwise and I will receive no payments under the Severance Agreement.

        4.     I am a “Participant” under the Corporation’s Management and Employee Carve-Out Plan which was adopted by the Corporation’s Board of Directors on September 14, 2009 (the “Carve-Out Plan”). I hereby acknowledge, declare and confirm that the compensation to be paid to me as a “Plan Participant” (as such term is defined in the Merger Agreement) under the Merger Agreement (the “Carve-Out Plan Compensation”) reflects the full compensation to which I am entitled under the Carve-Out Plan.

        5.     The Corporation has prepared a final accounting report entitling me to an outstanding aggregate amount of US$ ________ for unpaid salary, vacation and other benefits to which I am entitled as of the Effective Date (the “Cash Compensation”). The Carve-Out Plan Compensation and Cash Compensation reflect the only remaining compensation to which I am entitled to receive from the Corporation, and I am not and will not be entitled to any other form of compensation, commission, fee, bonus, reimbursement, vacation, bonuses, severance payments, or any other form of payment, in money, or otherwise, by virtue of any agreement or custom or by virtue of any other grounds, even if not specifically mentioned in this Release.

        6.     Following my execution of this Release, the Offer Letter and the Proprietary Information and Inventions Agreement between Syneron and me dated October 14, 2009 (the “PIIA”), and in consideration for and conditioned on my compliance with each and every commitment and obligation set forth in this Release, Syneron will employ me pursuant to the terms as set forth in the Offer Letter (“Consideration”). I acknowledge and agree that but for this Release I would not be entitled to employment with Syneron.

        7.     I, on my own behalf and for my spouse, children, successors, heirs, executors, trustees, and assigns, hereby irrevocably and unconditionally release, waive, remise and discharge the Corporation on the one hand, and SML and Syneron on the other hand, as the Corporation’s successors, and each of their respective owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, former employees, accountants, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates (and owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, accountants, attorneys, benefit plans and insurers of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, or under or in concert with any of them (collectively the “Releasees”) from any and all claims, causes of action, demands, complaints and liabilities (including but not limited to attorneys’ fees) of any kind whatsoever, whether now known or unknown, suspected or claimed, which I have or may claim to have against any Releasee relating to or arising out of any matter or thing which occurred on or prior to the date of execution of this Agreement, including, without limitation, any and all matters arising out of or relating to my ownership interest in the Corporation or my employment with the Corporation and claims under the Severance Agreement and the Carve-Out Plan (except nothing in this Release shall be construed to waive any claims I may have concerning payments I am entitled to as a Plan Participant under the Merger Agreement).

        8.     The released, waived, and discharged claims also include, but are not limited to claims of any kind for unfair business practices, including without limitation, unfair competition, wrongful discharge, constructive discharge, defamation, invasion of privacy, infliction of emotional distress, misrepresentation or fraudulent inducement, breach of any express or implied contract, claims arising under any company handbook, manual, policy, or practice, any other claims for severance pay, attorneys fees and costs, expenses, benefits, bonuses, back pay, future wage loss, front pay, claims for benefits under any employee benefit plan or program, claims for a breach of an implied covenant of good faith and fair dealing, claims for interference with contract, negligence, or claims under any federal, state, municipal, or local insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations, public policy, contract or tort laws, or any claim of retaliation under such laws, or any claim arising under common law, or under the constitution or any amendments thereto, or any other claim which could be asserted against the Releasees or which arise out of the my employment relationship with the Corporation or the termination of that employment relationship.

        9.     The released, waived, and discharged claims also include, but are not limited to Federal and State claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act (ERISA), as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN Act); the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); the California Business & Professions Code Section 17200 et seq.; or any other federal, state, municipal and/or local statutes, regulations, or ordinances of any kind.

        10.     I acknowledge and agree that this Release does not cover any non-waivable claims that I cannot lawfully waive or release.

        11.     To the extent not prohibited by applicable law, I shall not commence, participate in, or voluntarily provide assistance in connection with any grievance, action, suit or proceeding against the Corporation or SML or Syneron before any court, administrative agency or other tribunal, nor shall I directly or indirectly encourage any other person to engage in any such activities. In the event that I am served with or otherwise receive a summons, subpoena or any other legal notice requiring me to provide assistance in connection with any grievance, action, suit or proceeding against the Corporation SML or Syneron before any court, administrative agency or other tribunal, I shall notify the Corporation SML and Syneron of such service or receipt, by sending a copy of such summons, subpoena or legal notice by hand delivery or by registered mail within 5 (five) days of such service or receipt.

        12.    Waiver of Known & Unknown Claims, Including A Specific Waiver of California Civil Code Section 1542. I expressly waive all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California or any other comparable state statute) which limits the effect of a release with respect to unknown claims. I understands the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims (such as under Section 1542 of the California Civil Code or under any other comparable state statute). For instance, I expressly waive Section 1542 of The Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

        I hereby specifically acknowledge and agree that my waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

        13.     I agree to keep the terms and conditions of this Release confidential, and not to discuss or disclose them to any other persons, including, but not limited to, former or current employees or customers of the Corporation, but excluding my spouse, immediate family, attorneys, accountants, or tax preparers (each of whom shall be advised of the necessity to maintain confidentiality), except as required by law or pursuant to legal proceedings.

        14.     This Release contains the complete understanding between me and the Corporation relating to the subject matter thereof and cannot be changed unless by written agreement of both me and the Corporation.

        15.     This Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and this Release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. Nevertheless, I knowingly and voluntarily waive all rights or claims (that arose prior to my execution of this Release) that I may have against the Corporation and the other Releasees, to receive any monies, benefits or other remedial relief of any nature (including without limitation, reinstatement, front and/or back pay, damages and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.

        16.    [Intentionally Left Blank]

        17.     Should any provision in this Release be deemed illegal or unenforceable for any reason, I agree to promptly, upon the Corporation’s request, execute a new general release of all claims against the Corporation and the other Releasees and/or a new provision that is legal and enforceable. I further acknowledge and agree to cooperate with the Corporation and its counsel in seeking any governmental or court approval of the terms of this Release in order to ensure that it is enforceable as written.

        18.     I agree and acknowledge that I will cooperate with the Corporation and the other Releasees, and their counsel, including, without limitation, by making myself available to meet with representatives of the Corporation or the Releasees in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during my employment with the Corporation in which I was involved, or of any other matter which I may have knowledge or other information.

        19.     I am fully aware of all of my rights and I acknowledge, declare, confirm and agree to all that is stated above.

        20.     I represent and warrant to SML and the Company that I was represented by legal counsel during the negotiations of the terms of this Release, and that the terms of this Release were negotiated by my counsel and the Company’s counsel.  The language of this Release shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto.

        IN WITNESS WHEREOF, I have hereunto voluntarily set my hand of my own free will under seal as to the date written above.

           [signature]

[_________________]

Exhibit B

Form of Legal Opinion